                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            HARRIS INTERACTIVE INC.,

                            WIRTHLIN WORLDWIDE, INC.,

                             CAPITOL MERGER SUB, LLC

                                       AND

                  THE STOCKHOLDERS OF WIRTHLIN WORLDWIDE, INC.

                          DATED AS OF SEPTEMBER 8, 2004

                                TABLE OF CONTENTS

SECTION 1. - DEFINITIONS/INTERPRETATION......................................................     1
   1.1      Definitions......................................................................     1
   1.2      Interpretation...................................................................    14
SECTION 2. - THE MERGER......................................................................    15
   2.1      The Merger.......................................................................    15
   2.2      Effects of the Merger............................................................    15
   2.3      Organizational Documents.........................................................    15
   2.4      Conversion of Securities; Merger Consideration...................................    16
   2.5      Exchange Deposit.................................................................    16
   2.6      Stock Transfer Books of Wirthlin; Full Satisfaction of Wirthlin Shares...........    16
   2.7      Adjustment Amount and Payment....................................................    17
   2.8      Adjustment Procedure.............................................................    18
SECTION 3. - THE CLOSING.....................................................................    19
   3.1      Closing of the Merger............................................................    19
   3.2      Filing of Certificates of Merger.................................................    19
   3.3      Closing Deliveries...............................................................    19
SECTION 4. - REPRESENTATIONS AND WARRANTIES OF WIRTHLIN......................................    21
   4.1      Organization and Good Standing...................................................    21
   4.2      Authority; No Conflict...........................................................    22
   4.3      Consents.........................................................................    23
   4.4      Capitalization...................................................................    23
   4.5      Financial Statements.............................................................    23
   4.6      Books and Records................................................................    24
   4.7      Title to Properties; Encumbrances................................................    24
   4.8      Condition and Sufficiency of Assets..............................................    25
   4.9      Accounts Receivable..............................................................    26
   4.10     Pre-Closing Actions..............................................................    26
   4.11     No Undisclosed Liabilities.......................................................    27
   4.12     Taxes............................................................................    27
   4.13     No Material Adverse Change.......................................................    29
   4.14     Employee Benefits................................................................    29
   4.15     Compliance With Legal Requirements; Governmental Authorizations..................    32
   4.16     Legal Proceedings; Orders........................................................    33
   4.17     Absence of Certain Changes and Events............................................    34
   4.18     Contracts; No Defaults...........................................................    35
   4.19     Insurance........................................................................    38
   4.20     Environmental Matters............................................................    39
   4.21     Employees........................................................................    40
   4.22     Labor Disputes; Compliance.......................................................    40
   4.23     Intellectual Property............................................................    41
   4.24     Foreign Corrupt Practices Act; Export Control and Antiboycott Laws...............    43
   4.25     Disclosure.......................................................................    44
   4.26     Relationships with Related Persons...............................................    44
   4.27     Brokers or Finders...............................................................    44

   4.28     Clients..........................................................................    44
   4.29     Suppliers and Vendors............................................................    45
SECTION 5. - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS..................................    45
   5.1      Authority; No Conflict...........................................................    45
   5.2      Certain Proceedings..............................................................    45
   5.3      Brokers or Finders...............................................................    45
   5.4      Ownership of Shares..............................................................    45
   5.5      No Further Right or Interest.....................................................    45
   5.6      No Claims........................................................................    46
   5.7      Warranties relating to Acquisition of Harris Shares..............................    46
   5.8      Disclosure.......................................................................    48
SECTION 6. - REPRESENTATIONS AND WARRANTIES OF HARRIS........................................    48
   6.1      Organization and Good Standing...................................................    48
   6.2      Authority: No Conflict...........................................................    48
   6.3      Certain Proceedings..............................................................    49
   6.4      Brokers or Finders...............................................................    49
   6.5      SEC Filings......................................................................    49
   6.6      Harris Shares....................................................................    49
   6.7      Disclosure.......................................................................    49
   6.8      Consents.........................................................................    50
SECTION 7. - ADDITIONAL AGREEMENTS...........................................................    50
   7.1      Directors........................................................................    50
   7.2      Severance........................................................................    50
   7.3      Registration Statement on Form S-3...............................................    50
   7.4      Tax Treatment....................................................................    53
   7.5      Customer and other Business Relationships........................................    53
   7.6      Retention of and Access to Records...............................................    53
   7.7      Majority Stockholder Assets......................................................    53
   7.8      Employment Agreement Amendments..................................................    54
   7.9      Consents and Waivers.............................................................    54
   7.10     Grant Thornton Consents..........................................................    54
   7.11     Further Actions; Power of Attorney...............................................    54
SECTION 8. - INDEMNIFICATION; REMEDIES.......................................................    55
   8.1      Survival; Right to Indemnification not Affected by Knowledge.....................    55
   8.2      Indemnification and Reimbursement by Stockholders................................    55
   8.3      Indemnification and Reimbursement by Harris......................................    56
   8.4      Time Limitations Related to Representations and Warranties.......................    57
   8.5      Stockholders Threshold and Cap...................................................    57
   8.6      Harris Threshold and Cap.........................................................    58
   8.7      Claims Against the Stockholders..................................................    58
   8.8      Claims Against Harris............................................................    59
   8.9      Third Party Claims...............................................................    59
   8.10     Indemnification in Case of Strict Liability or Indemnitee Negligence.............    61
   8.11     Violation of Covenants...........................................................    61
SECTION 9. - MISCELLANEOUS...................................................................    61
   9.1      Expenses.........................................................................    61

   9.2      Incorporation by Reference.......................................................    61
   9.3      Public Announcements.............................................................    61
   9.4      Notices..........................................................................    62
   9.5      Jurisdiction; Service of Process.................................................    63
   9.6      Waiver; Remedies Cumulative; Stockholder Representative..........................    63
   9.7      Entire Agreement and Modification................................................    64
   9.8      Corresponding Schedules; Definitions.............................................    64
   9.9      Assignments, Successors, and No Third Party Rights...............................    64
   9.10     Severability.....................................................................    65
   9.11     Construction.....................................................................    65
   9.12     Time of Essence..................................................................    65
   9.13     Governing Law....................................................................    65
   9.14     Execution of Agreement...........................................................    65

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of September 8, 2004 is by and among HARRIS INTERACTIVE INC., a Delaware corporation ("Harris"), CAPITOL MERGER SUB, LLC, a Delaware limited liability company of which Harris is the sole member ("Merger Sub"), WIRTHLIN WORLDWIDE, INC., a California S-Corporation ("Wirthlin"), Joel White (solely for purposes of Section 2.7.4), and all of the stockholders of Wirthlin shown on the signature pages to this Agreement ("Stockholders"). Each of the above contracting parties (except for Joel White who is executing this Agreement solely for purposes of Section 2.7.4) may be referred to herein as a "Party," or all, collectively, as the "Parties."

      WHEREAS, the respective Boards of Directors of Harris, Merger Sub, and Wirthlin each have determined that the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders and members;

      WHEREAS, Stockholders each have determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair, and in their best interests; and

      WHEREAS, Harris, Merger Sub, Wirthlin and Stockholders intend that this Agreement be treated as a plan of reorganization within the meaning of Section 368(a)(1)(A) of the Code and that the transactions contemplated by this Agreement be undertaken pursuant to such plan.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Harris, Merger Sub, Wirthlin and Stockholders hereby agree as follows:

                     SECTION 1. - DEFINITIONS/INTERPRETATION

      1.1 Definitions. The following terms shall have the following meanings when used in this Agreement and unless otherwise indicated therein, in any certificate or other document delivered pursuant hereto.

            1.1.1. "Accounts Receivable" has the meaning given to it in
Section 4.9.

            1.1.2. "Acquired Companies" means Wirthlin and its Subsidiaries, collectively.

            1.1.3. "Adjustment Amount" has the meaning set forth in
Section 2.7.2.

            1.1.4. "Agreement" has the meaning set forth in the first paragraph of this Agreement.

            1.1.5. "Ancillary Agreements" means the Escrow Agreement, the Employment Agreement, the Employment Letters, the Non-competition Agreements, the Lock-up Agreements, the Option Agreements, and the Stockholder Releases.

            1.1.6. "Antiboycott Prohibitions" has the meaning set forth in
Section 4.24.3.

            1.1.7. "Applicable Contract" means any Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

            1.1.8. "Bad Debt Reserve" has the meaning set forth in Section 4.9.

            1.1.9. "Balance Sheet Adjustments" means adjustments that reflect (unless already reflected in the Projected Closing Balance Sheet and the Closing Balance Sheet), as applicable) (i) the acquisition by Wirthlin of all of the outstanding stock of Wirthlin UK Ltd., (ii) collection by Wirthlin of all Stockholder notes receivable, (iii) all expenses associated with the repurchase of all stock valuation rights and options, (iv) a Net Tax Liability of $200,000, irrespective of any different actual liability, (v) accrual of all Liabilities for accrued vacation and personal time carried over as described in Section 4.21.1(vii), (vi) accrual of Liabilities under all self insured health programs,
(vii) accrual of Liabilities under the Wirthlin Senior Research Executive Compensation Plan, the Wirthlin Staff Incentive Plan, the Team Leader Incentive Plan, Executive Nucleus Committee bonus arrangements, and U.K. bonus arrangements related to periods prior the Closing Date, (viii) the Liability as of the Closing Date that would be associated with termination of the interest rate swap related to Wirthlin's obligations to Sun Trust Bank, and (ix) expenses required to be accrued pursuant to Section 9.1 of this Agreement.

            1.1.10. "Beneficial" or "Beneficially," when used in the context of ownership interests in any Person, shall have the meaning provided in Section 13(d) of the Exchange Act.

            1.1.11. "Breach" means, with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement, any Ancillary Agreement, or any other agreement or instrument delivered pursuant to this Agreement, any inaccuracy in, breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

            1.1.12. "Breaching Stockholder" has the meaning set forth in Section 8.7.

            1.1.13. "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

            1.1.14. "Buxton Road Flood" has the meaning set forth in Wirthlin Corresponding Schedule 4.8.

            1.1.15. "California Corporation Law" means the California Corporations Code.

            1.1.16. "Cash Payment" has the meaning set forth in Section
2.4.2(b).

            1.1.17. "Certificates of Merger" has the meaning set forth in
Section 3.2.

            1.1.18. "Closing" has the meaning set forth in Section 3.1.

            1.1.19. "Closing Agreement" shall mean a written and legally binding agreement with a Governmental Body relating to Taxes, as used in Section 4.12.5.

            1.1.20. "Closing Balance Sheet" has the meaning set forth in Section 2.8.1.

            1.1.21. "Closing Date" has the meaning set forth in Section 3.1.

            1.1.22. "Code" means the Internal Revenue Code of 1986, as amended, or any successor law.

            1.1.23. "Competing Business" has the meaning set forth in Section 4.26.

            1.1.24. "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Harris and Wirthlin dated May 17, 2004, as amended.

            1.1.25. "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

            1.1.26. "Consulting Business" has the meaning set forth in Section 4.10.4.

            1.1.27. "Consulting Business Agreement" means that certain agreement between Wirthlin and the Consulting Business dated July 30, 2004.

            1.1.28. "Contemplated Transactions" means all of the transactions specifically set forth in, or as contemplated and required by this Agreement.

            1.1.29. "Contract" means any legally binding agreement, contract, lease, license, consensual obligation, promise or undertaking (whether written or oral).

            1.1.30. "Contracted Employee" has the meaning set forth in Section 4.21.5.

            1.1.31. "Damages" has the meaning set forth in Section 8.2.

            1.1.32. "December 31, 2003 Balance Sheet" means the audited consolidated balance sheet of the Acquired Companies as at December 31, 2003 and attached hereto as Section 1.1.31 of the Wirthlin Corresponding Schedules.

            1.1.33. "December 31 Financial Statements" means the audited consolidated balance sheets of the Acquired Companies as at December 31, 2001, December 31, 2002 and also including the December 31, 2003 Balance Sheet, in each case with the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, the notes thereto, and the report thereon of Grant Thornton LLP, independent certified public accountants all as attached hereto as Section 1.1.33 of the Wirthlin Corresponding Schedules.

            1.1.34. "Delay Right" has the meaning set forth in Section 7.3.2.

            1.1.35. "Delaware Corporation Law" means the Delaware General Corporation Law.

            1.1.36. "Delaware LLC Law" means the Delaware Limited Liability Company Act.

            1.1.37. "Disputed Issues" has the meaning set forth in Section
2.8.3.

            1.1.38. "Effective Time" has the meaning set forth in Section 3.2.

            1.1.39. "Employee Plan" means: (a) any Wirthlin Plan and Wirthlin Other Benefit Obligation; and (b) any Plan and Other Benefit Obligation of which any ERISA Affiliate is or was a Plan Sponsor, which is or was maintained by any ERISA Affiliate, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes, has contributed or has had an obligation to contribute, which Plan (i) provides benefits to any current or former employee, officer, director or service provider of any Acquired Company, or any dependents thereof, (ii) is subject to the funding requirements of Code Section 412 and ERISA Section 302, or (iii) is a Plan to which the requirements of Code Section 4980B apply.

            1.1.40. "Employment Agreement" means that certain two-year employment agreement dated as of the Closing Date between Harris and Richard B. Wirthlin.

            1.1.41. "Employment Letter(s)" means the letters dated as of the Closing Date confirming the continuation of the employment of the Contracted Employees who are not based in the UK by the Acquired Companies under the terms of each respective letter, and acknowledging that Harris shall be bound by each such employee's existing employment agreement, as modified by the applicable letter, and that Harris shall be entitled to the rights and benefits thereunder.

            1.1.42. "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            1.1.43. "Environmental Claim" means any written: notice, allegation, accusation, complaint, inquiry, claim, order, decree, or demand under any Environmental Law.

            1.1.44. "Environmental Law" means any Legal Requirement that relates to the environment including the Comprehensive Environmental Response, Compensation, and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act (all as such acts are generally known and so defined), and the regulations promulgated pursuant thereto, as all such laws and regulations have been amended or supplemented, and all applicable transfer statutes.

            1.1.45. "Environmental Permit" means all permits, licenses, authorizations, variances, approvals and similar authorizations required by any Environmental Law.

            1.1.46. "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            1.1.47. "ERISA Affiliate" means, any other corporation or trade or business controlled by, controlling or under common control with the Acquired Company within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or
Section 4001(b).

            1.1.48. "Escrow Agent" has the meaning set forth in the Escrow Agreement.

            1.1.49. "Escrow Agreement" means that certain escrow agreement of even date herewith among Harris, Wirthlin and the Stockholders.

            1.1.50. "Escrow Deposit" has the meaning set forth in Section 2.4.3.

            1.1.51. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and regulations and rules issued pursuant to that Act.

            1.1.52. "Exchange Agent" means American Stock Transfer and Trust Company.

            1.1.53. "Executive Nucleus Committee" means Wirthlin's executive management committee, commonly called its Executive Nucleus Committee, comprised of Richard B. Wirthlin, Dee Allsop, David Richardson, Joel White, and James Hoskins.

            1.1.54. "Expatriate Issue" has the meaning set forth in Wirthlin Corresponding Schedule 4.12.

            1.1.55. "FCPA" means the Foreign Corrupt Practices Act of 1977 (as amended), and the regulations and rules issued pursuant to that Act.

            1.1.56. "Financial Statements" means the December 31 Financial Statements and the Interim Financial Statements.

            1.1.57. "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the
December 31 Financial Statements with respect to the calendar year 2003 were prepared.

            1.1.58. "Gold Payment Issue" has the meaning set forth in Wirthlin Corresponding Schedule 4.7.3.

            1.1.59. "Governmental Authorization" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            1.1.60. "Governmental Body" means any:

                  (a) federal, state, local, municipal, foreign or other government;

                  (b) governmental or quasi-governmental and legally empowered authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

                  (c) body exercising and entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

                  (d) applicably and duly authorized official, representative or agent of any of the foregoing.

            1.1.61. "Harris" has the meaning set forth in the first paragraph of this Agreement.

            1.1.62. "Harris Board" means the Board of Directors of Harris.

            1.1.63. "Harris Closing Documents" has the meaning set forth in
Section 6.2.1.

            1.1.64. "Harris Corresponding Exhibit" means an exhibit to this Agreement provided by Harris that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that exhibit.

            1.1.65. "Harris Corresponding Schedule" means a schedule to this Agreement provided by Harris that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that schedule.

            1.1.66. "Harris Indemnified Persons" has the meaning set forth in
Section 8.2.

            1.1.67. "Harris SEC Documents" has the meaning set forth in Section 6.5.

            1.1.68. "Harris Share(s)" has the meaning set forth in Section 2.4.2(a).

            1.1.69. "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

            1.1.70. "Indemnified Person" has the meaning set forth in Section 8.9.1.

            1.1.71. "Indemnifying Person" has the meaning set forth in Section 8.9.1.

            1.1.72. "Independent Accountants" has the meaning set forth in
Section 2.8.3.

            1.1.73. "Intellectual Property" means any and all intellectual property as follows: all applicable United States and foreign (i) patents and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part, extensions, and improvements thereto), (ii) registered and unregistered: trademarks, service marks, trade names, assumed fictional business names, trade dress, brand names, logos, business and product names, slogans, and registrations and applications for registration thereof, (iii) registered and unregistered copyrights and registrations thereof, (iv) proprietary: technology, customer lists, inventions, processes, methodologies, designs, know-how, trade secrets, confidential and technical information or specifications, software and databases, (v) internet web sites and internet domain names, (vi) Wirthlin Software, and (vii) licenses (whether the applicable Person is licensor or licensee) of any Intellectual Property.

            1.1.74. "Intellectual Property Assets" means (i) the name of each Acquired Company, (ii) all registered trademarks, service marks and applications, (iii) all patents and patent applications, (iv) all registered copyrights in both published works and unpublished works, and (v) all registered or recorded rights in internet web sites and internet domain names.

            1.1.75. "Interim Adjustment Amount" has the meaning set forth in
Section 2.7.1.

            1.1.76. "Interim Balance Sheet" means the unaudited consolidated balance sheet of the Acquired Companies as at June 30, 2004 and set forth in
Section 1.1.77 of the Wirthlin Corresponding Schedules.

            1.1.77. "Interim Financial Statements" means the Interim Balance Sheet and the related unaudited consolidated statements of income for the six
(6) months ended June 30, 2004 and attached hereto as Section 1.1.77 of the Wirthlin Corresponding Schedules.

            1.1.78. "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            1.1.79. "Knowledge" means, with respect to any Party, (i) the actual knowledge of such Party if such Party is a natural person, (ii) the actual knowledge of such Party's Knowledge Persons if such Party is not a natural person, and (iii) knowledge that could reasonably be expected to be discovered through inquiry by such natural person or Knowledge Persons, as applicable. References to the Knowledge of Wirthlin include the Knowledge of all of the Acquired Companies.

            1.1.80. "Knowledge Persons" means (i) with respect to any of the Acquired Companies, as applicable, the Executive Nucleus Committee, (ii) with respect to Harris, the CEO, COO, CFO, and the Senior VP of Business Development and Internet Services, and (iii) with respect any trust that is a Party, the trustee of such trust.

            1.1.81. "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

            1.1.82. "Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

            1.1.83. "Lock-up Agreements" means those certain lock-up agreements dated as of the Closing Date between Harris, on the one hand, and each of the Stockholders, respectively, on the other hand.

            1.1.84. "Material Adverse Effect" means any circumstance, change or effect that (individually or when taken together with all other circumstances, changes, or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect) has materially and adversely affected or could reasonably be expected to materially and adversely effect (i) the condition (financial or otherwise), results of operations, and/or assets (including intangible assets) of the Acquired Companies in each case taken as a whole, or
(ii) the ability of the Acquired Companies to effect the Closing, to perform any of the Acquired Companies' material obligations under this Agreement or the Wirthlin Closing Documents, or to otherwise consummate the Contemplated Transactions; provided, however, that any changes, circumstances or effects resulting from or relating to (A) any changes in economic, regulatory, or political conditions generally or in the economic, legal or regulatory conditions that affect in general the businesses in which such Person is engaged, (B) the financial or securities markets or economy generally, (C) this Agreement or the transactions contemplated by this Agreement, or (D) the effect of public announcement and/or action or events arising out of the transactions contemplated hereby, including any effect on employees, distributors, or customers or others of such Person including, but not limited to, the resignation of any of such Person's employees, clients, customers, potential clients and customers, Representatives, agents or distributors in response to the public announcement and/or actions or events arising out of the transactions contemplated by this Agreement, shall be excluded directly, along with the consequences thereof, as having, causing or otherwise contributing to a Material Adverse Effect with respect to such Person.

            1.1.85. "Material Contract" means (i) any Applicable Contract which involves payments or receipts by any Acquired Company of at least $250,000 over the term of such Applicable Contract, including contracts evidencing indebtedness for borrowed money, and (ii) current and legally binding commitments and agreements to enter into any of the foregoing.

            1.1.86. "Merger" has the meaning set forth in Section 2.1.

            1.1.87. "Merger Consideration" means the sum of the Escrow Deposit (as paid pursuant to the Escrow Agreement), the Stock Consideration, and the Cash Payment, as adjusted by both the Interim Adjustment Amount and the Adjustment Amount.

            1.1.88. "Merger Sub" has the meaning set forth in the first paragraph of this Agreement.

            1.1.89. "Merger Sub Board" means the Board of Managers of Merger
Sub.

            1.1.90. "Multiemployer Plan" has the meaning given in ERISA
Section 3(37)(A).

            1.1.91. "Net Tax Liability" means the deferred and any other tax liability arising from termination of Wirthlin's status as an S Corporation (e.g. cash to accrual adjustment) net of the value of tax benefits associated with the Acquired Companies' U.K. net operating losses and amortization of purchased intangibles in the U. K..

            1.1.92. "Non-competition Agreement" means that certain non-competition agreement dated as of the Closing Date between Harris, on the one hand, and certain of the Stockholders, respectively, on the other hand, pursuant to which (i) Harris will pay $500,000 in the aggregate to such Stockholders in consideration of their agreements contained therein and (ii) such Stockholders have directed Harris to pay such amount to each of them in proportion to their relative respective ownership of Wirthlin Shares.

            1.1.93. "Option Agreements" means those certain option agreements delivered at the Closing by Harris in favor of each of Dee Allsop, James Hoskins, David Richardson, and additional persons in the option pool established by Harris within which Wirthlin shall designate the recipients prior to the Closing.

            1.1.94. "Order" means any final and binding award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator with the authority and jurisdiction to so act.

            1.1.95. "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            1.1.96. "Organizational Documents" means all or any of the following as applicable:

                  (a) the articles or certificate of incorporation and the bylaws of a corporation;

                  (b) the partnership agreement and any statement of partnership of a general partnership;

                  (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;

                  (d) the operating or limited liability company agreement and the articles of organization of a limited liability company;

                  (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

                  (f)   any amendment to any of the foregoing.

            1.1.97. "Other Benefit Obligation" means any obligation, arrangement, or customary practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to current or former employees, officers, directors or service providers, other than any obligation, arrangement, or practice that is a Plan. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance policies, fringe benefits within the meaning of Code Section 132 or Code Section 6039D, other bonus, incentive compensation, deferred compensation, profit sharing, stock-option, stock appreciation right, stock bonus, stock purchase, employee-stock ownership, savings, change-in-control, supplemental-employment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick-leave or welfare plan and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract or understanding (whether effective or terminated, written or unwritten).

            1.1.98. "Owner" has the meaning set forth within the definition of Subsidiary in Section 1.1.122 below.

            1.1.99. "Part(ies)" has the meaning set forth in the first paragraph of this Agreement.

            1.1.100. "PAYE Issue" has the meaning set forth in Wirthlin Corresponding Schedule 4.7.3.

            1.1.101. "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            1.1.102. "Pension Plan" has the meaning given in ERISA Section 3(2)(A), without regard to ERISA Section 4.

            1.1.103. "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

            1.1.104. "Plan" has the meaning given in ERISA Section 3(3), without regard to ERISA Section 4.

            1.1.105. "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

            1.1.106. "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

            1.1.107. "Projected Closing Balance Sheet" means a consolidated balance sheet prepared by Wirthlin and delivered to Harris at least one Business Day prior to the Closing Date which reflects Wirthlin's reasonable projection of the Closing Balance Sheet and which, to the extent practical, shall be prepared according to GAAP, applied on a basis consistent with the policies and practices used to create the December 31, 2003 Balance Sheet; provided, however that the Projected Closing Balance Sheet will, among other items, reflect the Balance Sheet Adjustments even if not in accordance with GAAP.

            1.1.108. "Proportionate Share" has the meaning set forth in
Section 8.7.

            1.1.109. "Qualified Plan" means any Plan that meets, purports to meet, or was ever intended to meet, the requirements of Code Section 401(a).

            1.1.110. "Registration Statement" has the meaning set forth in
Section 7.3.1.

            1.1.111. "Related Person" means with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
(b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who permanently resides with such individual, and (b) "Material Interest" means direct or indirect Beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

            1.1.112. "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            1.1.113. "S Corporation" has the meaning set forth in Section 1361(a)(1) of the Code.

            1.1.114. "SEC" means the Securities and Exchange Commission.

            1.1.115. "Securities Act" means the Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            1.1.116. "Starting Amount" has the meaning set forth in Section
2.7.1.

            1.1.117. "Stock Consideration" has the meaning set forth in Section 2.4.2(a).

            1.1.118. "Stockholder Closing Documents" has the meaning set forth in Section 5.1.

            1.1.119. "Stockholder Release" means the release delivered by each Stockholder on the Closing Date pursuant to which each such Stockholder releases Harris and Wirthlin from certain Liabilities described therein.

            1.1.120. "Stockholder Representative" means Richard B. Wirthlin, or should he so designate or be unable to serve due to death or disability, Dee Allsop.

            1.1.121. "Stockholder(s)" has the meaning set forth in the first paragraph of this Agreement.

            1.1.122. "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

            1.1.123. "Surviving Entity" has the meaning set forth in Section
2.1.

            1.1.124. "Suspension Right" has the meaning set forth in Section 7.3.2.

            1.1.125. "Tax" or "Taxes" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

            1.1.126. "Tax Return" means any return (including any information return), report, schedule, or notice required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            1.1.127. "Tax Ruling" means a written ruling of a Governmental Body relating to Taxes.

            1.1.128. "Tax Supporting Document" means any report, statement, schedule, notice, form, or other document or information, other than a Tax Return, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            1.1.129. "Thin Capitalization Issue" has the meaning set forth in Wirthlin Corresponding Schedule 4.7.3.

            1.1.130. "Third Party" means a Person that is not a Party to this Agreement, including in each case such party's respective Representatives, shareholders, subsidiaries, controlling Persons, officers, agents, employees, affiliates, and others.

            1.1.131. "Third-Party Claim" means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

            1.1.132. "Threatened" means any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) with respect to a claim, Proceeding, or dispute (as applicable), or any other event has occurred or any other circumstances exist, that would reasonably lead a prudent Person to conclude that such a claim, Proceeding, or dispute is reasonably likely to or will be asserted, commenced, taken, or otherwise pursued in the future.

            1.1.133. "U.K." means the United Kingdom of Great Britain and Northern Ireland.

            1.1.134. "U.K. Matter" has the meaning set forth in Wirthlin Corresponding Schedule 4.7.3

            1.1.135. "U.K. Property" means the real property owned by Wirthlin Europe Ltd. set out in Wirthlin Corresponding Schedule Section 4.7.1.

            1.1.136. "Unbilled Receivables" has the meaning set forth in Section 4.9.

            1.1.137. "VEBA" means a voluntary employees' beneficiary association under Code Section 501(c)(9).

            1.1.138. "Virginia Lawsuit" has the meaning set forth in Wirthlin Corresponding Schedule 4.16.1.

            1.1.139. "WARN Act" has the meaning set forth in Section 4.21.4.

            1.1.140. "Welfare Plan" has the meaning given in Section 3(1) of ERISA.

            1.1.141. "Wirthlin" has the meaning set forth in the first paragraph of this Agreement.

            1.1.142. "Wirthlin Board" means the Board of Directors of Wirthlin.

            1.1.143. "Wirthlin Closing Documents" has the meaning set forth in
Section 4.2.

            1.1.144. "Wirthlin Corresponding Exhibit" means an exhibit to this Agreement provided by Wirthlin that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that exhibit.

            1.1.145. "Wirthlin Corresponding Schedule" means a schedule to this Agreement provided by Wirthlin that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that schedule.

            1.1.146. "Wirthlin Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company to provide benefits to any current or former employee, officer, director or service provider of an Acquired Company or any ERISA Affiliate, or the dependents thereof.

            1.1.147. "Wirthlin Plan" means any Plan of which an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company otherwise contributes, has contributed or has had an obligation to contribute, in the last six (6) years, which is maintained by an Acquired Company, in which an Acquired Company otherwise participates or has participated within the last six (6) years or for which an Acquired Company has liability or potential liability pursuant to a contract.

            1.1.148. "Wirthlin Share(s)" has the meaning given in Sections 2.4.2 and 4.4.

            1.1.149. "Wirthlin Software" means all of the computer software (including firmware and other software embedded in hardware devices) currently owned, used, or licensed by any Acquired Company (other than "off-the-shelf", non-customized third-party software licensed to an Acquired Company for internal use on a non-exclusive basis).

            1.1.150. "Wirthlin Tangible Net Worth" means, at a given point in time, the total value of Wirthlin's stockholders' equity in accordance with GAAP less goodwill, covenants not to compete, and deferred loan costs, all net of amortization.

      1.2 Interpretation.

            1.2.1. Applicability of Definitions. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

            1.2.2. References to Made Available. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the Party (or its advisors) to whom such information is to be made available, or (i) with respect to items made available as referenced in Section
4.14.2 those items which were made available in the designated document due diligence room in Reston, Virginia and are listed in Wirthlin Corresponding
Schedule 4.14.2, and (ii) with respect to other information, information made available in the designated document due diligence room in Reston, Virginia.

            1.2.3. References to Other Materials. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by legally binding waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

            1.2.4. References to Persons. References to a Person are also to its permitted successors and assigns.

            1.2.5. Use of Certain Words. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                            SECTION 2. - THE MERGER

      2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware LLC Law and the California Corporation Law, as applicable, Wirthlin shall be merged with and into Merger Sub (the "Merger"). Following the Merger, Merger Sub shall continue as the surviving entity (the "Surviving Entity") and the separate corporate existence of Wirthlin shall cease.

      2.2 Effects of the Merger. The Merger shall have the effects set forth in the Delaware LLC Law and the California Corporation Law, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, powers, privileges, immunities, properties, franchises, Liabilities, obligations, debts, and duties of Merger Sub shall remain vested in Merger Sub as the Surviving Entity, and all rights, powers, privileges, immunities, properties, franchises, Liabilities, obligations, debts, and duties of Wirthlin shall become the rights, powers, privileges, immunities, properties, franchises Liabilities, obligations, debts, and duties of the Surviving Entity.

      2.3 Organizational Documents. The Certificate of Formation and Operating Agreement of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Entity unless and until amended in accordance with such Organizational Documents and the Delaware LLC Law.

      2.4 Conversion of Securities; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties hereto or any holder of any securities of Merger Sub or Wirthlin:

            2.4.1. Each share of Wirthlin common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time that is held in the treasury of Wirthlin shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

            2.4.2. The number of shares of Wirthlin common stock, par value $1.00, issued and outstanding (but not shares of Wirthlin common stock to be cancelled pursuant to Section 2.4.1) immediately prior to the Effective Time (individually, a "Wirthlin Share" and collectively, the "Wirthlin Shares") is shown on Wirthlin Corresponding Schedule 2.4.2. Each Wirthlin Share shall be cancelled and each Stockholder shall be entitled to receive for each Wirthlin Share surrendered to Harris pursuant to Section 3.3.2(a):

                  (a) the number of validly issued, fully paid and non-assessable shares of Harris common stock, par value $.001, (each, a "Harris Share") set forth opposite such Stockholder's name on the Wirthlin Corresponding
Schedule 2.4.2 (the "Stock Consideration"); and

                  (b) a cash payment equal to the dollar amount set forth opposite such Stockholder's name on the Wirthlin Corresponding Schedule 2.4.2, which shall be paid by wire transfer pursuant to written wire transfer instructions attached hereto as part of Wirthlin Corresponding Schedule 2.4.2 (the "Cash Payment").

            2.4.3. As additional consideration for the Wirthlin Shares, Harris shall deposit $5,000,000 (the "Escrow Deposit") with the Escrow Agent. The Escrow Deposit shall be released and otherwise governed pursuant to the terms of the Escrow Agreement.

            2.4.4. The Adjustment Amount shall be paid by Harris to Stockholders or Stockholders to Harris, as the case may be, in accordance with Section 2.7.2.

      2.5 Exchange Deposit. Prior to the Effective Time, Harris shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Wirthlin Shares, certificates representing the Stock Consideration.

      2.6 Stock Transfer Books of Wirthlin; Full Satisfaction of Wirthlin
Shares.

            2.6.1. The stock transfer books of Wirthlin shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Wirthlin Shares thereafter on the records of Wirthlin.

            2.6.2. After the Effective Time, and upon payment, delivery or deposit of the full Merger Consideration, as applicable, pursuant to the terms hereof, holders of the Wirthlin Shares shall have no further rights with respect to such Wirthlin Shares, and the Merger Consideration shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Wirthlin Shares. A holder of any certificates for Wirthlin Shares that are not surrendered pursuant to Section 3.3.2(a) shall not be entitled, until such surrender, to be paid (a) dividends or other distributions, declared or made with respect to Harris Shares, or (b) any Merger Consideration that otherwise would have been payable upon surrender of any such certificate pursuant to
Section 3.3.2(a).

      2.7 Adjustment Amount and Payment.

            2.7.1. The "Interim Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Wirthlin Tangible Net Worth, as shown on the Projected Closing Balance Sheet, from $2,502,000 (the "Starting Amount"). If the Interim Adjustment Amount is positive, an adjustment equal to fifty percent of such amount shall be subtracted from each of the Cash Payment and the dollar equivalent of Stock Consideration to be delivered on the Closing Date. If the Interim Adjustment Amount is negative, 50% of such amount (as a positive sum) shall be added to each of the Cash Payment and the dollar equivalent of Stock Consideration to be delivered on the Closing Date.

            2.7.2. The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting (i) the Interim Adjustment Amount from (ii) the Starting Amount minus the Wirthlin Tangible Net Worth as shown on the Closing Balance Sheet prepared in accordance with the provisions of Section 2.8. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by the Stockholders in cash to Harris. If the Adjustment Amount is negative, the Adjustment Amount (as a positive sum) shall be paid by Harris in cash to the Stockholders in accordance with their respective proportionate interests therein.

            2.7.3. If the Adjustment Amount is to be paid by Harris to the Stockholders, then the Adjustment Amount shall be paid by wire transfer to the Stockholders pursuant to the wire transfer instructions set forth in Wirthlin Corresponding Schedule 2.4.2, or if any such payment to a Stockholder is less than $10,000, by Harris's check delivered to the address for the applicable Stockholder set forth in Wirthlin Corresponding Exhibit 9.4. If the Adjustment Amount is to be paid by the Stockholders to Harris, then the Adjustment Amount shall be paid by wire transfer to Harris pursuant to wire transfer instructions set forth in Harris Corresponding Schedule 2.7.3, or if such payment to Harris is less than $10,000, by the Stockholder's check delivered to the address for Harris referenced in Section 9.4.

            2.7.4. All payments under this Section 2.7 shall be made together with simple interest at the rate of four percent (4%) per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within five (5) Business Days after the Closing Balance Sheet becomes binding on the Parties pursuant to Section 2.8, the Stockholders or Harris, as the case may be, shall make the payment provided for in this Section 2.7. Joel White agrees to use reasonable efforts to coordinate payment by the Stockholders of any Adjustment Amount due to Harris.

      2.8 Adjustment Procedure.

            2.8.1. The Stockholder Representative shall cause to be prepared a consolidated balance sheet of the Acquired Companies as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared according to GAAP, applied on a basis consistent with the policies and practices used to create the December 31, 2003 Balance Sheet; provided, however that the Balance Sheet Adjustments as finally established will be reflected in Closing Balance Sheet even if not in accordance with GAAP. The Closing Balance Sheet shall be delivered by the Stockholder Representative to Harris within forty-five (45) days following the Closing Date. The Stockholder Representative may use the services of Joel White and others who may be employed by Harris, without compensation to Harris, to effect and/or fulfill any of his obligations under this Section 2.8.

            2.8.2. If Harris, within forty-five (45) days following delivery of the Closing Balance Sheet by the Stockholder Representative, has not given the Stockholder Representative written notice of objection as to any amounts set forth on the Closing Balance Sheet (which notice shall state the basis of the Harris' objection), then the Closing Balance Sheet as delivered by the Stockholder Representative shall be final, binding and conclusive on the Parties and be used in computing the Adjustment Amount. During such forty-five (45) days, the Stockholder Representative shall furnish or cause to be furnished to Harris (which Harris may provide to PricewaterhouseCoopers), such work papers and other documents and information relating to the Closing Balance Sheet as they may reasonably request from or that are available to the Stockholder Representative and Wirthlin, and their accountants (including Grant Thornton
LLP) or other agents.

            2.8.3. If Harris duly gives the Stockholder Representative notice of objection, and if Harris and the Stockholder Representative fail to resolve all such issues within forty-five (45) days of the Stockholder Representative's receipt of Harris' objection notice, then the Stockholder Representative and Harris shall submit the issues remaining in dispute (the "Disputed Issues"), which issues may include issues raised by any Party after receipt of the objection notice, to Deloitte & Touche, which shall act in this regard fully independently (the "Independent Accountants") for resolution applying the principles, policies and practices set forth in Section 2.7 and 2.8, as applicable. The Independent Accountants shall resolve the disputed issues as quickly as reasonably possible, but in any event within thirty (30) days after submission by the Parties. If issues are submitted to the Independent Accountants for resolution, then:

                  (a) the Stockholder Representative (on behalf of all Stockholders for all purposes and obligations under this Section 2.8.3) and Harris shall execute any agreement(s) required by the Independent Accountants to accept their engagement pursuant to this Section 2.8.3;

                  (b) the Stockholder Representative and Harris shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may reasonably request and that are available to that Party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other Party, any written material relating to the disputed issues;

                  (c) the determination by the Independent Accountants, as set forth in a notice to be delivered by the Independent Accountants to both the Stockholder Representative and Harris, shall be final, binding and conclusive on the Parties and shall be used to prepare the final Closing Balance Sheet, which shall become binding on the Parties as of the date of the determination notice sent by the Independent Accountants; and

                  (d) fees and costs of the Independent Accountants for such determination shall be paid (i) if any payment is due with respect to the Disputed Issues, by the Party from whom the payment is due, and (ii) if no payment is due, by the Party who raised the Disputed Issues.

                            SECTION 3. - THE CLOSING

      3.1 Closing of the Merger. The closing of the Merger (the "Closing") will take place on September 8, 2004 (the "Closing Date"), at the offices of Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534, unless another time, date or place is agreed to in writing by the Parties hereto.

      3.2 Filing of Certificates of Merger. The Parties shall cause the Merger to be consummated by filing a certificate of merger complying with the California Corporation Law with the Secretary of State of the State of California and a certificate of merger complying with the Delaware LLC Law with the Secretary of State of the State of Delaware (the "Certificates of Merger"), as soon as practicable on or after the Closing Date. The Merger shall become effective at 12:01 a.m. New York time on September 9, 2004, or on such later day on which such filing occurs (the "Effective Time").

      3.3 Closing Deliveries. At the Closing:

            3.3.1. Harris will deliver:

                  (a) to the Exchange Agent, Stockholders and Wirthlin, written instructions to the Exchange Agent to pay the Stock Consideration to Stockholders;

                  (b) to the Stockholders, the Cash Payment;

                  (c) to the Escrow Agent, Stockholders and Wirthlin, the Escrow Agreement executed by Harris;

                  (d) to the Escrow Agent, the Escrow Deposit;

                  (e) to Richard B. Wirthlin, an employment letter executed by Harris;

                  (f) to each applicable employee, an Employment Letter executed by Harris;

                  (g) to the respective parties thereto, the Option Agreements each executed by Harris;

                  (h) to the applicable Stockholders, the Non-competition Agreement executed by Harris;

                  (i) to Wirthlin, a copy of the Amended and Restated Certificate of Incorporation of Harris and the Articles of Organization of Merger Sub, each certified as of a recent date by the jurisdiction of its formation, as in effect immediately prior to the Effective Time;

                  (j) to Wirthlin, a certificate of the Secretary of Harris, in form and substance satisfactory to counsel for Wirthlin and Stockholders, certifying as of the Closing Date (i) that the Harris Amended and Restated Certificate of Incorporation described in Section 3.3.1(i) is unchanged and remains a true and complete copy thereof as then in effect, (ii) that attached thereto is a true and complete copy of the Bylaws of Harris as then in effect,
(iii) that attached thereto are true and correct copies of resolutions duly and validly adopted by the Harris Board authorizing the execution and delivery of the Harris Closing Documents and the consummation of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers of Harris named in such resolutions as authorized to execute and deliver this Agreement and the applicable Ancillary Agreements on behalf of Harris acting for itself and as sole member of Merger Sub; and

                  (k) to Wirthlin, a certificate of the sole member of Merger Sub, in form and substance satisfactory to counsel for Wirthlin and Stockholders, certifying as of the Closing Date that (i) the Merger Sub Articles of Organization described in Section 3.3.1(i) is unchanged and remains a true and complete copy thereof as then in effect, (ii) attached thereto is a true and complete copy of the Operating Agreement of Merger Sub as then in effect, and
(iii) attached thereto are true and correct copies of resolutions duly and validly adopted by the sole member of Merger Sub authorizing the execution and delivery of this Agreement and the Ancillary Agreements (to which Merger Sub is a Party) and the consummation of the transactions contemplated hereby and thereby.

            3.3.2. Stockholders will deliver to Harris:

                  (a) all of the certificates that formerly evidenced all of the Wirthlin Shares that were issued and outstanding immediately prior to the Effective Time and executed stock powers with respect thereto;

                  (b) the Escrow Agreement executed by Stockholders;

                  (c) the Lock-up Agreements executed by Stockholders;

                  (d) the employment letter executed by Richard B. Wirthlin;

                  (e) the Employment Letters executed by Dee Allsop, James Hoskins, David Richardson, and Joel White, respectively;

                  (f) the Non-competition Agreement executed by the applicable Stockholders;

                  (g) the Stockholder Release executed by each of the Stockholders; and

                  (h) the Consulting Business Agreement.

            3.3.3. Wirthlin will deliver or cause to be delivered to Harris:

                  (a) the Escrow Agreement executed by Wirthlin;

                  (b) the resignations of the members of the boards of directors of each of the Acquired Companies;

                  (c) to Harris, a copy of the Amended and Restated Certificate of Incorporation of Wirthlin certified as of a recent date by the jurisdiction of its formation, as in effect immediately prior to the Effective Time;

                  (d) to Harris, a certificate of the Secretary of Wirthlin, in form and substance satisfactory to counsel for Harris, certifying as of the Closing Date (i) that the Wirthlin Amended and Restated Certificate of Incorporation described in Section 3.3.3(c) is unchanged and remains a true and complete copy thereof as then in effect, (ii) that attached thereto is a true and complete copy of the Bylaws of Wirthlin as then in effect, (iii) that attached thereto are true and correct copies of resolutions duly and validly adopted by the Wirthlin Board and Wirthlin Stockholders authorizing the execution and delivery of the Wirthlin Closing Documents and the consummation of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers of Wirthlin named in such resolutions as authorized to execute and deliver this Agreement and the Ancillary Agreements on behalf of Wirthlin.

            SECTION 4. - REPRESENTATIONS AND WARRANTIES OF WIRTHLIN

      Wirthlin hereby represents and warrants to Harris and Merger Sub as follows:

      4.1 Organization and Good Standing. The Wirthlin Corresponding Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business as a foreign company, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use in the manner in which its material assets are currently owned and used, and to perform all its material obligations under Applicable Contracts. Except as set forth in Wirthlin Corresponding Schedule 4.15.2, each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. No Acquired Company is in default under or in violation of any material provision of its Organizational Documents. None of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction any fictitious name, assumed name, trade name, other than the names listed in the Wirthlin Corresponding Schedule within the past five (5) years.

      4.2 Authority; No Conflict. Upon the execution and delivery by Wirthlin of this Agreement, the Ancillary Agreements to which Wirthlin is a Party, the Wirthlin Corresponding Schedules, the Wirthlin Corresponding Exhibits and any other document or agreement to be executed and/or delivered by Wirthlin under this Agreement (collectively, the "Wirthlin Closing Documents"), each of the Wirthlin Closing Documents will constitute the legal, valid, and binding obligation of Wirthlin, enforceable against Wirthlin in accordance with their respective terms. Wirthlin has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Wirthlin Closing Documents to which it is a Party and to perform its obligations under this Agreement and Wirthlin Closing Documents to which it is a Party. Except as set forth in the Wirthlin Corresponding Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Acquired Companies, or (ii) any resolution adopted or action taken by the board of directors or the stockholders (or members, as applicable) of any Acquired Company;

                  (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

                  (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                  (d) cause Harris or any Acquired Company to become subject to, or to become liable for the payment of, any Tax, except for Taxes (i) resulting from the change from the cash method of accounting to the accrual method of accounting caused by the termination of Wirthlin's status as an S Corporation, and (ii) on a post-Closing basis, taxes as a C Corporation, (iii) any sales tax that might result from the Merger, including "bulk-item" tax or other similar Tax, and (iv) any state tax resulting from the Merger due to a "deemed asset sale" or similar state tax concept;

                  (e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Applicable Contract required to be set forth on the Wirthlin Corresponding Schedule to Section
4.18.1 but excluding any Applicable Contracts required to be set forth pursuant to Sections 4.18.1(e) and (f); or

                  (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

      4.3 Consents. Except as set forth in the Wirthlin Corresponding Schedule, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.4 Capitalization. The authorized equity securities of Wirthlin consist of 2,000,000 shares of common stock, par value $1.00, of which 346,442 shares are issued and outstanding and constitute the "Wirthlin Shares". The Wirthlin Corresponding Schedule contains a complete and accurate list for each Acquired Company (other than Wirthlin) of its authorized equity securities and the number of equity securities issued and outstanding. With the exception of the Wirthlin Shares (which are owned by Stockholders), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and Beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances except Encumbrances set forth in Wirthlin Corresponding Schedule
4.4. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company except as set forth in the Wirthlin Corresponding Schedule. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Applicable Contracts relating to the sale, registration, voting, transfer, purchase, redemption, retirement, or other acquisition of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in the Wirthlin Corresponding Schedule, no Acquired Company has any outstanding subscriptions, options, warrants, calls, exchange rights, convertible securities or other Contracts outstanding or in effect giving any Person the right to acquire any shares of equity securities or other securities of an Acquired Company. No Person has preemptive rights to acquire any equity securities of any Acquired Company. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business except as set forth in the Wirthlin Corresponding Schedule.

      4.5 Financial Statements. The December 31 Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in the December 31 Financial Statements. Although the Interim Financial Statements are not prepared with the same degree of diligence that is undertaken in connection with year-end audited statements such statements are prepared to the best Knowledge of the acquired Companies, and the Interim Financial Statements fairly present in all material respects the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in the Interim Financial Statements, all in accordance with GAAP, subject however, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, result in a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the December 31, 2003 Balance Sheet) except as set forth the Wirthlin Corresponding Schedule. The Closing Balance Sheet fairly presents the consolidated financial condition of the Acquired Companies as at the

Closing Date, all in accordance with GAAP except for the Balance Sheet Adjustments. The December 31 Financial Statements and the Closing Balance Sheet reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the December 31 Financial Statements and except for the Balance Sheet Adjustments. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of Wirthlin. The Financial Statements have been prepared from and are in accordance with the accounting records of the Acquired Companies. Wirthlin has not received any letters from Wirthlin's auditors to the Wirthlin Board or audit committee thereof during the year ending December 31, 2002 and thereafter.

      4.6 Books and Records. The books of account, minute books, stock record books, and other material records of the Acquired Companies are complete and correct in all material respects, and have been maintained in accordance with reasonable sound business practices, including the maintenance of a reasonably adequate system of internal accounting controls. The minute books of the Acquired Companies contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Acquired Companies, and no meeting of any such stockholders, board of directors, or committee has been held, and no other corporate action has been taken, for which minutes or other evidence of action, if applicable, have not been prepared and are not contained in such minute books. At the Closing, all of those minute books and stock records will be in the possession of the Surviving Entity.

      4.7 Title to Properties; Encumbrances.

            4.7.1. The Wirthlin Corresponding Schedule contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by any Acquired Company. Wirthlin has delivered or made available to Harris copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Wirthlin or the Acquired Companies and relating to such property or interests.

            4.7.2. Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all properties and assets located in the facilities owned or operated by the Acquired Companies and reflected as owned in the books and records of the Acquired Companies or reflected in the Closing Balance Sheet (except for assets held under capitalized or operating leases disclosed in the Wirthlin Corresponding Schedule).

            4.7.3. Except as set forth in the Wirthlin Corresponding Schedule, all properties and assets reflected in the Closing Balance Sheet are free and clear of all Encumbrances except for liens for current taxes not yet due or which are disclosed in the Wirthlin Corresponding Schedule and are being contested in good faith and for which there are adequate reserves reflected in the Closing Balance Sheet.

            4.7.4. Except as set forth in the Wirthlin Corresponding Schedule, the U.K. Property is the only real property owned by any Acquired Company and the relevant Acquired Company is the sole legal and beneficial owner of the U.K. Property.

            4.7.5. Except as set forth in the Wirthlin Corresponding Schedule, the UK Property is not subject to any lease, tenancy, license or other right of occupation in favor of a third party and there is no outstanding mortgage or charge on the whole or any part of the U.K. Property.

            4.7.6. Wirthlin has not received, and so far as the relevant Acquired Company is aware it has not received, any written notice alleging that the UK Property does not enjoy such rights and easements as are necessary for the use and enjoyment of it for the operation of the business currently conducted there (the "Current Use").

            4.7.7. So far as the relevant Acquired Company is aware the UK Property is not affected by any of the following matters:

                  (a) any dispute, claim or complaint which materially affects the use of the UK Property for the Current Use; or

                  (b) any notice or requirement made by any statutory authority for acquisition, clearance, demolition or closing which materially affects the UK Property or the Current Use and which remains outstanding

            4.7.8. So far as the relevant Acquired Company is aware, it has not received written notice alleging breach of any restrictions, conditions, covenants or consents materially affecting the UK Property which remains outstanding.

      4.8 Condition and Sufficiency of Assets.

                  (a) Except as set forth in the Wirthlin Corresponding Schedule, to the Knowledge of Wirthlin, the buildings, facilities, furniture, fixtures, and equipment owned or leased by the Acquired Companies are in good operating condition and repair (reasonable wear and tear excepted), and in the case of owned properties, are structurally sound.

                  (b) Except as set forth in the Wirthlin Corresponding Schedule, to the Knowledge of Wirthlin, none of such buildings, facilities, furniture, fixtures, or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost and maintenance and repairs that are the obligation of a Person that is not an Acquired Company.

                  (c) The buildings, structures, furniture, fixtures, and equipment owned or leased by the Acquired Companies are generally and reasonably sufficient for the conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as currently conducted.

                  (d) Liabilities related to the Buxton Road Flood for property damage, including costs to remediate the cause of the Buxton Road Flood if incurred by Harris in connection with third party claims, Orders, Proceedings, or after a determination (if any) by

Harris that such remediation is reasonably necessary in order to avoid reasonably likely health, safety, or employee, third party, or governmental liability claims, liability issues or claims related to the Buxton Road Flood, will not exceed $25,000, and there are no non-property damage Liabilities related to the Buxton Road Flood related to the period prior to the Closing Date.

      4.9 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Closing Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable and unbilled receivables reflected in the Closing Balance Sheet (the "Unbilled Receivables") are current and collectible net of the $100,000 bad debt reserve (the "Bad Debt Reserve") and net of any related billed but unearned liability reflected in the Closing Balance Sheet. Subject to the Bad Debt Reserve, the Accounts Receivable and the Unbilled Receivables either have been or will be collected in full, without any set-off, within two
(2) years after the Closing Date. The Wirthlin Corresponding Schedule sets forth a list of the accounts receivable and unbilled receivables of the Acquired Companies as of a date within seven (7) days of the Closing Date.

      4.10 Pre-Closing Actions.

            4.10.1. Wirthlin has (and has provided evidence of the same to Harris) acquired all of the outstanding stock of Wirthlin UK Limited.

            4.10.2. Wirthlin has repurchased and otherwise satisfied all stock valuation rights granted by any of the Acquired Companies (including rights granted under Wirthlin's "Stock Appreciation Rights Plan" (a/k/a the "Stock Valuation Rights Plan")) and options to purchase the Acquired Companies' capital stock granted by any of the Acquired Companies, including (A) the options to purchase up to 14,029 shares of Wirthlin that Wirthlin granted in March of 2004,
(B) the value of up to 1,005 shares of Wirthlin to executives of Wirthlin's European Subsidiaries, and (C) any other options granted under the "Wirthlin Worldwide, Inc. Stock Option Plan for Executives (1995)".

            4.10.3. All guarantees and indemnity agreements made by Wirthlin of any Liabilities of the Richard B. Wirthlin Family, LLC and WB&H Investments, L.P. have been satisfied in full and terminated.

            4.10.4. Wirthlin has conveyed all equity interests in Wirthlin Worldwide Consulting, LLC (the "Consulting Business") including its wholly owned subsidiary, Wirthlin Worldwide Australasia, Pty Limited to Richard B. Wirthlin, Michael Silva and Richard L. Wirthlin pursuant to resolutions of the Wirthlin Board of Directors adopted on July 30, 2004 and the Consulting Business Agreement. All Liabilities of the Consulting Business, and all assets and Liabilities of Wirthlin Worldwide Australasia, Pty Limited, if any, related to periods through and including the date of transfer are reflected in the Closing Balance Sheet.

            4.10.5. Except as described in the Wirthlin Corresponding Schedule, the Acquired Companies have no further obligations, whether existing or contingent, to providers of online data collection services, including any agreements to use any such provider's data collection services on an exclusive basis.

            4.10.6. Dee Allsop and David Richardson have acknowledged in writing that (i) all unvested rights in restricted stock granted to them (including under Restricted Stock Agreements dated on or about August 15, 2003) have terminated or redeemed, (ii) they have no existing or contingent future rights under stock subscription agreements (including the Stock Subscription Agreements dated on or about June 30, 1995), and (iii) the Sales Rights Agreement among Decima Research d/b/a The Wirthlin Group on the one hand, and Richard B. Wirthlin (as Trustee of Wirthlin Family Trust), Dee Allsop and David Richardson, on the other hand has terminated and there are no remaining rights or obligations related thereto. Before or as of the Closing Date, Dee Allsop and David Richardson have paid all amounts owing to Wirthlin under the promissory notes issued by them to Wirthlin in connection with restricted stock grants.

            4.10.7. All Stockholder notes in favor of the Acquired Companies have been or as of the Closing Date will be paid in full.

            4.10.8. The Answer Group, Inc. has been dissolved and the Acquired Companies are in the process of dissolving Wirthlin Worldwide Australasia, Pty Limited and Wirthlin Worldwide Asia, Pte., Ltd. Such dissolutions will not create any Liabilities for the Acquired Companies beyond those included or reserved for in the Closing Balance Sheet.

      4.11 No Undisclosed Liabilities. Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies have no Liabilities except for Liabilities reflected in, or for which adequate reserves are reflected in, the Closing Balance Sheet.

      4.12 Taxes.

            4.12.1. Except as set forth in the Wirthlin Corresponding Schedule, no Acquired Company is, or within the five-year period preceding the Closing Date has been, an S Corporation. None of the Acquired Companies has been a member of any affiliated group of corporations (other than a group of which Wirthlin is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Body except as provided in the Wirthlin Corresponding Schedule. None of the Acquired Companies is liable for the Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Legal Requirement, as a transferee or successor, by Contract, or otherwise. No Stockholder is a foreign person within the meaning of 1445(f)(3) of the Code.

            4.12.2.

                  (a) Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies have filed or caused to be filed (on a timely basis for the last six years) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. None of the Acquired Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                  (b) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete, and all material Tax Supporting Documents filed by any Acquired Company are true, correct, and complete in all material respects. The Acquired Companies have paid all Taxes due and owing and have paid, or made provision for the payment of and accounted for in the Closing Balance Sheet, all Taxes that have become due pursuant to filed Tax Returns or otherwise, including pursuant to any assessment received by any Acquired Company, except (i) such Taxes, if any, as are listed in the Wirthlin Corresponding Schedule and that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Closing Balance Sheet, and (ii) Taxes, if any, arising as a result of the Merger. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            4.12.3. No United States federal and state, or U.K., income Tax Returns ("Material Returns") of any Acquired Company for taxable years prior to Wirthlin's fiscal year 2000 remain subject to audit or open. The Wirthlin Corresponding Schedule contains a complete and accurate list of all audits of Material Returns audited by the IRS or other relevant Governmental Body for Wirthlin's taxable year 2000 and thereafter, including a reasonably detailed description of the nature and outcome of any such audit, all adjustments to any and all Material Returns filed by any Acquired Company or any group of corporations including any Acquired Company for such taxable years, and the resulting deficiencies (if any) proposed by the IRS or other relevant Governmental Body. All deficiencies proposed as a result of such audits have been paid or settled, or, as described in the Wirthlin Corresponding Schedule, are being contested in good faith by appropriate proceedings and a reserve adequate to cover such amounts has been established in the Closing Balance Sheet. Except as set forth in the Wirthlin Corresponding Schedule, no Tax Return of any Acquired Company is under audit or examination by the IRS or other Governmental Body, and no written or unwritten notice of such an audit or examination has been received by any Acquired Company and, Wirthlin has no Knowledge of any Threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion between an Acquired Company and the IRS or other Governmental Body with respect to Taxes. Except as set forth in the Wirthlin Corresponding Schedule, no issues relating to Taxes were raised in writing by the IRS or other Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the IRS or other Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. There exists no proposed Tax assessment against any Acquired Company except as disclosed in the Wirthlin Corresponding Schedule and for which an adequate reserve has been established in the Closing Balance Sheet. To the Knowledge of Wirthlin, except as described in the Wirthlin Corresponding Schedule, no administrative or judicial Tax proceedings are pending before the IRS or other Governmental Body with respect to any of the Acquired Companies. Except as described in the Wirthlin Corresponding Schedule, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable. No Encumbrance for Taxes exists with respect to any assets or properties of any Acquired Company except for statutory liens for Taxes not yet due and except as recorded as a liability or reserved for in the Closing Balance Sheet.

            4.12.4. The charges, accruals, and reserves with respect to Taxes (excluding Taxes, if any, arising as a result of the Merger) in the Closing Balance Sheet are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Companies' liability for Taxes on a consolidated basis, respectively with the exception of matters accounted for as part of the Balance Sheet Adjustments. Among others, such charges, accruals, and reserves are adequate to cover all Taxes and other Liabilities related to the tax periods ending on or prior to the Closing Date, if any, that are payable in connection with (a) the Thin Capitalization Issue, (b) the PAYE Issue, (c) the Gold Payment Issue, (d) the U.K. Matter, and (e) the Expatriate Issue.

            4.12.5. There is no tax allocation or sharing agreement that will require any payment by any Acquired Company after the Closing Date, except with respect to the UK Matter. No Acquired Company is a party to any agreement, Contract or arrangement that could result separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code. Except for any adjustments required by or as a result of the Merger, no Acquired Company is required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Companies, and the IRS has not proposed any such change in accounting method. No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). No Acquired Company has received or been the subject of a Tax Ruling or a request for Tax Ruling and no Acquired Company has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. Except as set forth in the Wirthlin Corresponding Schedule, no power of attorney currently in force has been granted by any of the Acquired Companies concerning any Taxes or Tax Return. No Acquired Company will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale made on or prior to the Closing Date, except as set forth and described in the Wirthlin Corresponding Schedule. No Acquired Company will be required to include any item of income in its taxable income as a result of net operating loss carryforward deductions taken prior to the Closing. Each Acquired Company that is or has been an S Corporation properly maintained, and except for the merger into Merger Sub contemplated hereby has not taken, and its stockholders have not taken, any action that causes it not to be eligible for treatment as an S Corporation.

      4.13 No Material Adverse Change. Except as set forth in the Wirthlin Corresponding Schedule, since the date of the December 31, 2003 Balance Sheet, there has not been a Material Adverse Effect and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Effect.

      4.14 Employee Benefits.

            4.14.1. The Wirthlin Corresponding Schedule contains a complete and accurate list of all ERISA Affiliates of each Acquired Company. Neither any of the Acquired Companies nor any ERISA Affiliate has at any time sponsored, maintained, contributed to, or been obligated to contribute to any Multiemployer Plan, VEBA, or any Plan subject to Title IV of ERISA or Code Section 412. The Acquired Companies have no Liability for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the

Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information, as of a date not more than one (1) year prior to the date of this Agreement. The Acquired Companies have no collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies or by ERISA Affiliates on behalf of current or retired employees of any Acquired Company.

            4.14.2. Wirthlin has made available to Harris all of the items listed on Wirthlin Corresponding Schedule 4.14.2, except for confidential agreements specifically referenced and described therein, which listed items include:

                  (a) all documents that set forth the terms of each currently effective Employee Plan and any related trust, including (i) all plan descriptions and summary plan descriptions of any such currently effective Employee Plan for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (ii) all summaries and descriptions furnished to participants and beneficiaries for which a plan description or summary plan description is not required;

                  (b) a description of all policies of the Acquired Companies in, or with continuing, effect on the Closing Date related to (i) vacation, sick time, personal time, and the like (including in each case policy with respect to carry-overs from year to year), (ii) paid disability, and (iii) severance;

                  (c) a written description of any currently effective Employee Plan that is not otherwise in writing;

                  (d) all currently effective insurance policies purchased by or to provide benefits under any currently effective Employee Plan;

                  (e) all currently effective Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any currently effective Employee Plan;

                  (f) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Employee Plan which is required to file Form 5500 for any such year, including all schedules thereto and the opinions (if applicable) of independent accountants;

                  (g) all notices related to an Employee Plan that were given by any Acquired Company, any ERISA Affiliate, or any Employee Plan, to the IRS, the PBGC, the Department of Labor, any participant, or beneficiary, pursuant to statute, within the three (3) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.14;

                  (h) all notices related to an Employee Plan that were given by the IRS, the PBGC, the Department of Labor or the Secretary of Health and Human Services to any Acquired Company, any ERISA Affiliate, or any Employee Plan within the three (3) years preceding the date of this Agreement;

                  (i) any correspondence between the IRS, the PBGC, the Department of Labor or the Secretary of Health and Human Services and any Acquired Company, any ERISA Affiliate or any Employee Plan regarding any Employee Plan within the three (3) years preceding the date of this Agreement; and

                  (j) with respect to each currently effective Qualified Plan, the most recent determination letter issued by the IRS or, if an initial determination has been applied for but not received, a copy of the application.

            4.14.3. The Acquired Companies have performed in all material respects all of their obligations under all Employee Plans. The Closing Balance Sheet reflects all obligations and liabilities under such Employee Plans that have accrued but are not due. Except as set forth in the Wirthlin Corresponding Schedule, no statement, either written or oral, has been made by any Acquired Company or any employee, officer, director or agent thereof to any Person with regard to any Employee Plan that was not in accordance with the Employee Plan, and that could have an adverse economic consequence to any Acquired Company or to Harris. Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies, with respect to all Employee Plans, are, and each Employee Plan is, in material compliance with ERISA, the Code, HIPAA and other applicable Legal Requirements, (and the regulations and rulings promulgated under each such Legal Requirement), including the provisions of such Legal Requirements expressly mentioned in this Section 4.14. Each Employee Plan has been operated in accordance with its terms in all material respects. No non-exempt transaction prohibited by ERISA Section 406 and no non-exempt "prohibited transaction" under Code Section 4975(c) has occurred with respect to any Employee Plan. No event or circumstance has occurred, including the failure to perform a required act, that would subject an Acquired Company to any liability to the IRS with respect to any Employee Plan, including any liability imposed by Chapter 43 of the Code. No Acquired Company or ERISA Affiliate has any liability to the PBGC with respect to any Employee Plan or has any liability to any Person under ERISA Section 502. All filings required by ERISA, the Code and HIPAA as to each Employee Plan have been timely filed, and all notices and disclosures to participants required by ERISA, or the Code or HIPAA have been timely provided. All contributions and payments made or accrued by the Acquired Companies with respect to all Employee Plans are deductible under Code Section 162 or Section 404. No amount, or any asset of any Employee Plan is subject to tax as unrelated business taxable income under Code Section 511. No Acquired Company, Employee Plan or employee, administrator or agent thereof, is or has been in violation of the transaction and code set rules under HIPAA Sections 1172-1175 or the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164. No penalties have been imposed on any Acquired Company or Employee Plan, or any employee, officer, director, administrator or agent thereof, under HIPAA Section 1176 or Section 1177.

            4.14.4. Except as set forth in the Wirthlin Corresponding Schedule, by its terms, each Employee Plan can be terminated unilaterally by Wirthlin within thirty (30) days. Except as set forth in the Wirthlin Corresponding Schedule, since December 31, 2003, there has been no establishment or amendment of any Employee Plan, nor has there been any material change in the number of participants, the aggregate or per participant cost, or the manner of administration or interpretation of any Employee Plan. Except as set forth in the Wirthlin Corresponding Schedule, no event has occurred or circumstance exists, except for market conditions of general applicability, that could be reasonably anticipated to result in a material increase in premium costs of Employee Plans that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured. Except as set forth in the Wirthlin Corresponding Schedule and for which adequate reserves have been established on the Closing Balance Sheet, other than undisputed claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Employee Plan is pending or, to the Knowledge of Wirthlin is Threatened. The Closing Balance Sheet contains reserves adequate for all obligations of the Acquired Companies under Employee Plans related to periods prior to the Closing Date, including the funding of self-insured medical risks related to the periods prior to the Closing Date.

      4.15 Compliance With Legal Requirements; Governmental Authorizations.

            4.15.1. Except as set forth in the Wirthlin Corresponding Schedule:

                  (a) each Acquired Company is, and at all times since July 31, 2001 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it with respect to the conduct or operation of its business or the ownership or use of any of its assets;

                  (b) to the Knowledge of Wirthlin, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) is reasonably likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any required remedial action of any nature; and

                  (c) no Acquired Company has received, at any time since July 31, 2001, any written notice or other written communication from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual or alleged obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any required remedial action of any nature.

            4.15.2. Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies have all of the material Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets. Except as set forth in the Wirthlin Corresponding Schedule:

                  (a) each such Governmental Authorization is valid and in full force and effect, and each Acquired Company is, and at all times since July 31, 2001 has been, in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization;

                  (b) no event has occurred or circumstance exists that is reasonably likely to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization;

                  (c) no Acquired Company has received, at any time since July 31, 2001, any written notice or other written communication from any Governmental Body or any other Person regarding (i) any actual, alleged, or reasonably likely to occur violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, or reasonably likely to occur revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization; and

                  (d) all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      4.16 Legal Proceedings; Orders.

            4.16.1. Except as set forth in the Wirthlin Corresponding Schedule, there is no pending, or to the Knowledge of Wirthlin, Threatened Proceeding:

                  (a) by or against any Acquired Company or that otherwise directly relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                  (b) that directly challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            4.16.2. Adequate reserves have been established in the Closing Balance Sheet for Liabilities related to Proceedings by or against any Acquired Company, including matters described in Wirthlin Corresponding Schedule 4.16.1. To the Knowledge of Wirthlin, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding except as set forth in the Wirthlin Corresponding Schedule.

            4.16.3. Except as set forth in the Wirthlin Corresponding Schedule:

                  (a) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

                  (b) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any material conduct, activity, or practice relating to the business of any Acquired Company, all as conducted as of the Closing Date.

            4.16.4. Except as set forth in the Wirthlin Corresponding Schedule:

                  (a) each Acquired Company is, and at all times since July 31, 2001 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (b) no event has occurred or circumstance exists that are reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;

                  (c) no Acquired Company has received, at any time since July 31, 2001, any written notice or other written communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject; and

                  (d) there is no existing award, decision, injunction, judgment, order, ruling, subpoena, or verdict adversely affecting the Acquired Companies including their business and their properties that would be an Order but for the fact that it is being appealed or contested, or but for the passage of time.

      4.17 Absence of Certain Changes and Events.

            4.17.1. Except as set forth in the Wirthlin Corresponding Schedule, since December 31, 2003, the Acquired Companies have conducted their businesses in all material respects only in the Ordinary Course of Business and, and without limiting the generality of the foregoing, there has not been any:

                  (a) (i) increase, decease or other change in any Acquired Company's authorized or issued capital stock, (ii) grant of any stock option, warrant or other right to purchase or subscribe for shares of capital stock of any Acquired Company, (iii) issuance of any security convertible into or exchangeable for shares of capital stock of any Acquired Company, (iv) grant of any registration rights, (v) purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any capital stock of any Acquired Company, or (vi) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of any Acquired Company;

                  (b) amendment to the Organizational Documents of any Acquired Company;

                  (c) payment (except for any payments of bonuses, salaries, benefits or other compensation in the Ordinary Course of Business), increase or decrease (except for merit increases and general employee wage adjustments in the Ordinary Course of Business consistent with past practice), by any Acquired Company of any bonuses, salaries, benefits or other compensation to any stockholder, director, officer, or employee or entry into or amendment of any employment, severance, bonus, retirement, loan or other Applicable Contract with any stockholder, director, officer, or employee;

                  (d) damage to or destruction or loss of any asset or property of any Acquired Company in excess of $50,000 in each instance, whether or not covered by insurance;

                  (e) termination or expiration of (except completion of client Contracts for services and expiration of leases in the Ordinary Course of Business), or receipt of notice of termination of any Material Contract;

                  (f) sale, lease, or other disposition of any asset or property of any Acquired Company (including any of the Intellectual Property Assets) other than dispositions in the Ordinary Course of Business, or any mortgage, pledge, or imposition of any lien or other Encumbrance on any asset or property of any Acquired Company;

                  (g) to the Knowledge of Wirthlin, cancellation or waiver of any actual claims of any Acquired Company with a value in each case in excess of $100,000;

                  (h) change in the accounting methods used by any Acquired Company;

                  (i) entry into, or amendment of, any Contract providing for the voting of any capital stock of any Acquired Company or relating to the size of, composition of or election of members to the board of directors or similar governing body of any Acquired Company; or

                  (j) Contract by any Acquired Company or any Stockholder to do any of the foregoing.

      4.18 Contracts; No Defaults.

            4.18.1. The Wirthlin Corresponding Schedule contains a complete and accurate list of:

                  (a) each Applicable Contract that was not entered into in the Ordinary Course of Business;

                  (b) each Applicable Contract affecting the leasing of any real property, and each Material Contract involving the purchase or leasing of any personal property;

                  (c) each Applicable Contract, including any joint venture, partnership or limited liability company agreement, involving a sharing of profits, losses, costs, Taxes or other liabilities by any Acquired Company with any other Person;

                  (d) each Applicable Contract containing covenants that in any material way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit in any material way the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business, to do business or enter into relationships with other Persons, or to compete with any Person;

                  (e) each Applicable Contract providing for non-optional payments to or by any Person based on sales, purchases, or profits (including commissions), other than (i) agreements to make such payments to Persons in connection with referrals of business that is within the discretion of the Acquired Companies to accept or reject, (ii) to employees, and (iii) direct payments for goods or services;

                  (f) each power of attorney of Wirthlin or any stockholder, officer or director of an Acquired Company relating to any of the Acquired Companies that is currently effective and outstanding;

                  (g) each Applicable Contract for capital expenditures in excess of $50,000;

                  (h) each Material Contract made since July 31, 2001, or that has any continuing limiting effect on the Acquired Companies, involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

                  (i) each Applicable Contract relating to indebtedness for borrowed money or guarantees related to indebtedness for borrowed money; and

                  (j) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            4.18.2. The Wirthlin Corresponding Schedule sets forth the parties to the Applicable Contracts described in Section 4.18.1.

            4.18.3. Except as set forth in the Wirthlin Corresponding Schedule:

                  (a) no Stockholder (and no Related Person of any Stockholder) has or may acquire any rights under, and no Stockholder has any current obligation or liability under, any Applicable Contract (excluding any Applicable Contract related to employment, consulting, or a similar relationship, and also excluding any agreement related to the Merger and/or any Contemplated Transaction); and

                  (b) to the Knowledge of Wirthlin, no officer, director, or employee of any Acquired Company is bound by any Contract that purports to limit the ability of such Person to (i) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (ii) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery other than standard confidentiality or similar agreements with employees that are generally sought from all similarly situated employees and which do not materially interfere with the performance of normal duties of the applicable employee for the applicable Acquired Company.

            4.18.4. Except as set forth in the Wirthlin Corresponding Schedule, with respect to each Applicable Contract identified in Section 4.18.1 and each other Material Contract:

                  (a) each such Applicable Contract and Material Contract is in full force and effect and is valid and enforceable in accordance with its terms;

                  (b) each Acquired Company is, and at all times since July 31, 2001 has been, in full compliance (or has timely cured any non-compliance) with all applicable terms and requirements of each such Applicable Contract and Material Contract;

                  (c) no Acquired Company has given to or received from any other Person, at any time since July 31, 2001, any written notice or other written communication regarding any actual or alleged violation or breach of, or default under, any such Applicable Contract or Material Contract, which alleged violation or default has not been resolved or for which reserves adequate to cover any loss have not been established in the Closing Balance Sheet; and

                  (d) to the Knowledge of Wirthlin, each other Person that has or had any obligation or liability under any such Applicable Contract or Material Contract since July 31, 2003 has been in compliance in all material respects with all applicable terms and requirements of such Applicable Contract or Material Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes or conflicts with, or is or is reasonably likely to result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or payment under, or to cancel, terminate, or modify, any Material Contract.

            4.18.5.

                  (a) to the Knowledge of Wirthlin, all Applicable Contracts with suppliers that are necessary, and are not replaceable in a reasonable and timely manner, for the completion of committed client projects after the Closing Date will remain in full force and effect after such date;

                  (b) that certain contract with FindCongress.com has been terminated and Wirthlin has no continuing obligations or Liability to FindCongress.com;

                  (c) as of the Effective Time and except for this Agreement and the Ancillary Agreements, there are no Applicable Contracts that grant any stock option, warrant or other right to purchase or subscribe for shares of capital stock of any Acquired Company; provide for the issuance of any security convertible into or exchangeable for shares of capital stock of any Acquired Company; grant any registration rights; provide for the purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any capital stock of any Acquired Company; provide for the declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of any Acquired Company, or provide for the voting of any capital stock of any Acquired Company or relate to the size of, composition of or election of members to the board of directors or similar governing body of any Acquired Company; and

                  (d) there are no Applicable Contracts that contain or provide for an express undertaking by any Acquired Company to be responsible for consequential damages, liquidated damages, or penalties in excess of $100,000.

            4.18.6. Each Material Contract relating to the sale, design, or provision of products or services by the Acquired Companies has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

            4.18.7. That certain promissory note issued on April 29, 2004 by Wirthlin to James Granger in the original principal amount of $2,642,760.60 has an outstanding principal amount on the Closing Date of $2,642,760.60, bears interest at the prime rate of interest (adjusted each December 31, but not to exceed 12%) per annum, and is freely prepayable at any time, without premium or penalty, by payment of all then outstanding principal and accrued interest. Except for obligations under such note the Acquired Companies have no obligations to James Granger.

      4.19 Insurance.

            4.19.1. The insurance policies of Wirthlin and each of the Acquired Companies (including policies providing coverage to their respective directors and officers) are of a general scope and provide coverage as of the date hereof consistent with reasonably prudent and customary practice of comparable businesses. Each such currently effective policy is listed on Wirthlin Corresponding Schedule 4.19.1.

            4.19.2. The Wirthlin Corresponding Schedule describes:

                  (a) any self-insurance health care arrangement by or affecting any Acquired Company, including any reserves established thereunder and a statement of the aggregate cost of self-insured medical insurance claims made between July 1, 2003 and June 30, 2004;

                  (b) any Applicable Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                  (c) the Wirthlin Corresponding Schedule sets forth for the current and immediately preceding policy year a statement listing each claim under a policy of insurance (excluding health insurance) for an amount in excess of $25,000.

            4.19.3. Except as set forth in the Wirthlin Corresponding Schedule, all policies of insurance to which any Acquired Company is a party or that provide coverage to any director or officer of an Acquired Company in their capacity as such:

                  (a) are valid, outstanding and enforceable in all material respects in accordance with their terms;

                  (b) are issued by an insurer that to the Knowledge of Wirthlin is financially sound and reputable;

                  (c) are sufficient for compliance with all Legal Requirements and Applicable Contracts;

                  (d) will not be terminated or cancelled by the consummation of the Contemplated Transactions; and

                  (e) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

            4.19.4. Adequate reserves have been established in the Closing Balance Sheet for self-insured medical insurance Liabilities related to service provided prior to the Closing Date.

            4.19.5. No Acquired Company has received: (a) with respect to any claim of $25,000 or more that has not been finally resolved, any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights that has not been rescinded, except in each case with respect to which reserves adequate for any related costs or loss are reflected in the Closing Balance Sheet, or (b) since July 31, 2002, any written notice of cancellation (other than in connection with an Acquired Company's replacement of a policy in the ordinary course of such Acquired Company's business) or any other written indication that any policy of insurance will not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective material obligations, under each policy of insurance described in Wirthlin Corresponding Schedule 4.19.1. To the Knowledge of Wirthlin, the Acquired Companies have given notice to the insurer of all claims of more than $100,000 that may be insured thereby. Except as set forth in the Wirthlin Corresponding Schedule, no Acquired Company has received any written notice of any planned or proposed increase in the premiums under any policy of insurance covering any Acquired Company or any officer or director of an Acquired Company in their capacity as such.

            4.19.6. No Acquired Company provides any material insurance coverage to a Third Party except as described in Wirthlin Corresponding Schedule 4.19.6.

      4.20 Environmental Matters. Except as set forth in the Wirthlin Corresponding Schedule: (i) each of the Acquired Companies are in compliance with all Environmental Laws; each of the Acquired Companies have obtained, and each of them is in compliance with all Environmental Permits required of the business of the Acquired Companies, or required of any property owned, leased or operated by any of them, (ii) none of the Acquired Companies is subject to any pending or, to the Knowledge of Wirthlin, Threatened Environmental Claim, (iii) there are no facts, conditions or circumstances related to the business of any Acquired Company, or to any real property currently or formerly owned, operated or leased by any of them which could give rise to any obligation under Environmental Law to investigate, remediate or clean up, or to pay for the costs of any investigation, remediation or cleanup of any hazardous substances, (iv) there are no facts, conditions or circumstances related to any real property currently or formerly owned, operated or leased by any of them which pose or could reasonably be expected in the future to pose a threat to the health of employees of the Company due to the presence of or exposure to hazardous or toxic substances, and (v) none of the Acquired Companies have transported, disposed of, or arranged for the transportation or disposal of any hazardous substances at any site which is subject to, or has been proposed for, an investigation or clean up under applicable Environmental Laws.

      4.21 Employees.

            4.21.1. The Wirthlin Corresponding Schedule contains a complete and accurate list of each independent contractor, consultant and sales agent of the Acquired Companies who has received compensation in excess of $25,000 in the twelve months prior to the Closing Date, and also contains the following information for each current full time employee and director of the Acquired Companies, including each employee on leave of absence: (i) employer; (ii) name;
(iii) job title; (iv) date of commencement of employment or engagement; (v) general details of current leave of absence, if any; (vi) annual or hourly salary; (vii) accrued but unpaid vacation and personal time as of July 31, 2004 for U.K. employees and August 6, 2004 for U.S. employees; (viii) service credited for purposes of vesting and eligibility to participate under any Acquired Company's Employee Plan if different from credit for service from the date shown in clause (iv) to the Closing Date; and (ix) bonuses paid with respect to the last completed fiscal year.

            4.21.2. To the Knowledge of Wirthlin, no director, officer, or other key employee of any Acquired Company is reasonably expected to terminate their employment with any of the Acquired Companies during 2004, but after the Closing Date.

            4.21.3. The Wirthlin Corresponding Schedule states the number of full time employees involuntarily terminated by any Acquired Company since July 31, 2003, broken down by location to which such employees were assigned.

            4.21.4. No Acquired Company has violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

            4.21.5. The Wirthlin Corresponding Schedule lists each Applicable Contract relating to the employment of any Person by any Acquired Company (the "Contracted Employees"), excluding confidentiality and similar agreements sought on a general basis from full-time employees of the Acquired Companies.

      4.22 Labor Disputes; Compliance.

            4.22.1. Except as set forth in the Wirthlin Corresponding Schedule, each Acquired Company has complied in all material respects with all Legal Requirements relating to employment practices and terms and conditions of employment, including equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, the payment of social security and similar Taxes and occupational safety and health. No Acquired Company has any Liability for the payment of any Taxes, fines, penalties, damages, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

            4.22.2. Except as disclosed in the Wirthlin Corresponding Schedule:

                  (a) no Acquired Company has been, or is now, a party to any collective bargaining agreement or other labor Contract;

                  (b) since July 31, 2001, there has not been, there is not presently pending or existing, and, to the Knowledge of Wirthlin, there is not Threatened, any strike, slowdown, picketing, work stoppage or material employee grievance process involving any Acquired Company;

                  (c) to the Knowledge of Wirthlin, no event has occurred or circumstance exists that would be reasonably likely to provide the basis for any work stoppage or other material labor dispute;

                  (d) there is not pending or, to the Knowledge of Wirthlin, Threatened against any Acquired Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting any Acquired Company or the Facilities;

                  (e) no application or petition for an election of or for certification of a collective bargaining agent is pending;

                  (f) no grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon any Acquired Company;

                  (g) there is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company; and

                  (h) there has been no unresolved charge of discrimination filed against or, to the Knowledge of Wirthlin Threatened, against any Acquired Company with the Equal Employment Opportunity Commission or similar Governmental Body.

      4.23 Intellectual Property.

            4.23.1. The Acquired Companies own, or possess adequate and valid licenses or other valid rights to use, (in each case, free and clear of any material Encumbrances and free and clear of obligations of payment except for applicable licensing fees related to "off-the-shelf" software) all material Intellectual Property used or held for use in connection with the business of the Acquired Companies as currently conducted in each case. The number of valid licenses for computers (including workstations, personal computers, and servers) and related software held by the Acquired Companies is sufficient to cover the number of such computers and related software currently used by them.

            4.23.2. The use of any Intellectual Property by any Acquired Company does not infringe on, or otherwise violate, the intellectual property rights of any Person, and is in accordance with each applicable license pursuant to which the Acquired Companies acquired the right to use such Intellectual Property. None of the Acquired Companies has received any written notice of any material adverse assertion, challenge, or adverse claim with respect to any Intellectual Property used by any Acquired Company and to the Knowledge of Wirthlin, (i) no such claim has been Threatened in writing and (ii) there is no trademark or registered trademark application of any Person that potentially interferes with a registered trademark of the Acquired Companies. Each of the Acquired Companies has made all necessary and required filings and recordations to reasonably protect and maintain its interest in all material Intellectual Property Assets used or held for use in connection with the business of the Acquired Companies.

            4.23.3. It has been the general practice of Wirthlin in recent years to seek to secure a written consent from its full-time permanent employees intending that rights and title in inventions, methods, artistic works and compositions, and other ideas that are in Wirthlin's field of interest and that are discovered, conceived, or otherwise developed by such employee (jointly or with others) in conjunction with and during his/her employment with Wirthlin shall be "works made for hire" and shall be the sole and exclusive property of Wirthlin.

            4.23.4. Since July 31, 2003, no Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership to any other Person of, any material Intellectual Property Asset.

            4.23.5. No Acquired Company is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Intellectual Property Asset.

            4.23.6. No Acquired Company owns a patent or has made a patent application.

            4.23.7. The Wirthlin Corresponding Schedule contains a complete and accurate list and summary description of all assumed fictional business names, trade names, registered trade marks and service marks, and applications for any of them that are used in the Acquired Companies' business as currently conducted.

            4.23.8. Except as set forth in the Wirthlin Corresponding Schedule, Wirthlin owns all right, title, and interest in and to, and has a U.S. trademark registration with respect to, the name and mark, "Wirthlin Worldwide" as used in the business of any Acquired Company in connection with the goods and services offered under such name and mark.

            4.23.9. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) the release, disclosure, or delivery of any material Intellectual Property by or to any escrow agent or other Person, or
(ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any material Intellectual Property.

            4.23.10. All Wirthlin Software material to the operation of the business of the Acquired Companies as currently conducted is listed on Wirthlin Corresponding Schedule 4.23.10. None of such Wirthlin Software to the Knowledge of Wirthlin:

                  (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Wirthlin Software or any product or system containing or used in conjunction with such Wirthlin Software all as currently used in the business of the Acquired Companies;

                  (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or any product or system containing or used in conjunction with such Wirthlin Software in any manner that materially and adversely affects the use, functionality, or performance of such Wirthlin Software or any product or system containing or used in conjunction with such Wirthlin Software all as currently used in the business of the Acquired Companies; and

                  (c) contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or
(ii) damaging or destroying any data or file without the user's consent.

            4.23.11. Except as set forth in the Wirthlin Corresponding Schedule, the Acquired Companies know the location of and have access to the source code for all material software used by them, but excluding source code for off-the shelf and other non-customized readily available software. No source code for any Wirthlin Software has been delivered, licensed, or made available (nor do any of the Acquired Companies have an obligation to deliver, license or make available) to any Person (i) who is not an employee of an Acquired Company, or
(ii) who is not a client of an Acquired Company for use in connection with services performed by an Acquired Company for such client. No event has occurred, and no circumstance or condition exists (including the Contemplated Transactions), that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Wirthlin Software to any other Person who is not, as of the date of this Agreement, an employee of an Acquired Company.

      4.24 Foreign Corrupt Practices Act; Export Control and Antiboycott Laws.

            4.24.1. No Acquired Company or to the Knowledge of Wirthlin no Representative of an Acquired Company has violated the FCPA or committed any act or acts that are reasonably likely to constitute a violation of the FCPA.

            4.24.2. Except as set forth in the Wirthlin Corresponding Schedule, each Acquired Company has at all times been in compliance in all material respects with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by an Acquired Company during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any country in violation of Legal Requirements relating to export control or trade embargoes.

            4.24.3. Except as set forth in the Wirthlin Corresponding Schedule, none of the Acquired Companies has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code (collectively, the "Antiboycott Prohibitions"). Except as set forth in the Wirthlin Corresponding Schedule, during the last five (5) years, No Acquired Company has been a party to, is beneficiary under or has performed any service or sold any product under any Contract under which a product has been sold to customers in any country in violation of the Antiboycott Prohibitions.

      4.25 Disclosure.

            4.25.1. No representation or warranty or other statement made by Wirthlin in this Agreement or the Wirthlin Closing Documents contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            4.25.2. There is no fact that, to the Knowledge of Wirthlin, has specific application to Wirthlin (other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Wirthlin Corresponding Schedule.

      4.26 Relationships with Related Persons. Except as described in the Wirthlin Corresponding Schedule, no Stockholder or any Related Person of Wirthlin or of any Acquired Company: (a) has, or since July 31, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses, (b) has owned, of record or as a Beneficial owner, an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market, and (c) is a party to any Applicable Contract with, or has any claim or right against, any Acquired Company.

      4.27 Brokers or Finders. Wirthlin and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      4.28 Clients. The Wirthlin Corresponding Schedule contains a list setting forth the twenty (20) largest clients of the Acquired Companies, taken as a whole, by dollar amount of revenues during each of calendar year 2003 and the first six (6) months of calendar year 2004. The Executive Nucleus Committee has made inquiry of the account manager responsible for each such client within the last thirty (30) days and Wirthlin has provided a summary that, to the Knowledge of Wirthlin based upon such inquiries, reasonably accurately reflects the status of Wirthlin's relationships with such clients.

      4.29 Suppliers and Vendors. The Wirthlin Corresponding Schedule sets forth a list of each of the vendors, including independent contractors and consultants, of the Acquired Companies to which the Acquired Companies accrued payments of $20,000 or more for the period commencing January 1, 2004 and ending July 31, 2004. The Executive Nucleus Committee has not received notice that any of the Acquired Companies' material suppliers intends to change its business relationship with the Acquired Companies in a manner that is reasonably likely to have a Material Adverse Effect on the Acquired Companies.

          SECTION 5. - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      Each Stockholder, hereby severally and not jointly, represents and warrants, to Harris and Merger Sub as follows:

      5.1 Authority; No Conflict. Upon the execution and delivery by each of the Stockholders of this Agreement, of the Ancillary Agreements to which they are a Party and any other document to be executed and/or delivered by the Stockholders under this Agreement (collectively, the "Stockholders Closing Documents"), each of the Stockholders Closing Documents will constitute the legal, valid, and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with their respective terms. Each of the Stockholders has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and each of the Stockholders Closing Documents and to perform its obligations under this Agreement and the Stockholders Closing Documents. To the Knowledge of each respective Stockholder, no such Stockholder's execution and delivery of this Agreement nor such Stockholder's consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

      5.2 Certain Proceedings. There is no pending Proceeding against any Stockholder that directly challenges, or is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To each Stockholder's Knowledge, no such Proceeding has been Threatened.

      5.3 Brokers or Finders. No Stockholder or its agents have incurred an obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.4 Ownership of Shares. Each Stockholder owns, Beneficially and of record, and has full rights and power to transfer, the Wirthlin Shares indicated adjacent to such Stockholder's name in Wirthlin Corresponding Schedule 2.4.2, free and clear of all Encumbrances. Such Wirthlin Shares are duly authorized, validly issued, fully paid and nonassessable.

      5.5 No Further Right or Interest. Immediately after the Closing, no Stockholder shall hold any warrant or option permitting them to subscribe or purchase shares of Wirthlin and, more generally shall have no further right, title or interest in or to Wirthlin or its assets, properties, business, securities or equity interests (other than as a stockholder of, or holder of options to purchase stock of, Harris).

      5.6 No Claims. Except for rights and obligations under this Agreement, any applicable Ancillary Agreements, and any agreements regarding retirement or insurance benefits between Wirthlin and Stockholders, each Stockholder has no claims or rights against Wirthlin, and Wirthlin has no obligation, responsibility or liability to such Stockholder.

      5.7 Warranties relating to Acquisition of Harris Shares.

            5.7.1. Each Stockholder is either (i) an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) by reason of his, her or its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Stockholder is capable of (i) evaluating the merits and risks of an investment in the Harris Shares and making an informed investment decision, and (ii) bearing the economic risk of such investment. If any Stockholder retained a "purchaser representative" (as defined in Rule 501(h)) with respect to the investment in the Harris Shares that may be made hereby then such Stockholder shall (i) acknowledge in writing such representation and such person's qualification as a "purchaser representative", and (ii) cause such "purchaser representative" to deliver a certificate to Harris containing such representations as are reasonably requested by Harris (which representations may, at a minimum, include representations substantially similar to Stockholders' representations set forth in this Section 5.7). Each Stockholder is acquiring the Harris Shares for investment for his or her own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein, until a registration statement under the Securities Act covering the Harris Shares has been filed and becomes effective (which Harris has agreed to file pursuant to Section 7.3.1 hereof). Each Stockholder understands that as of the date hereof the Harris Shares have not been registered under the Securities Act or state securities laws by reason of certain exemptions from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of the investment intent and the accuracy of his or her representations as expressed in this Section 5.7. Each Stockholder understands that he or she may not offer, sell or otherwise transfer the Harris Shares except pursuant to an effective registration statement under the Securities Act covering the Harris Shares, or pursuant to an exemption from the registration requirements of the Securities Act. Each Stockholder understands that hedging transactions involving the Harris Shares may not be conducted unless in compliance with the Securities Act, and agrees not to engage in any such transactions in the absence of such compliance. Each Stockholder understands that for the sole purpose of enforcing the Securities Act as hereafter defined, Harris may place stop transfer instructions against the Harris Shares and the certificates therefor to restrict the transfer thereof. Each Stockholder understands that a legend, in substantially the form as that set forth below, will be placed on any certificate or certificates evidencing the Harris Shares:

            "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and may not be offered, sold or otherwise transferred under the Securities Act, except pursuant to an effective registration statement under the Securities Act and applicable state securities laws covering the securities, or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Hedging transactions involving the securities may not be conducted unless in compliance with the Securities Act."

Such legend shall be immediately removed upon the effectiveness of any Registration Statement regarding the Harris Shares, but may be replaced by any other applicable legend reflecting any legal restriction related to such Harris Shares such as a legal restriction related to transfers of Harris Shares by a then "affiliate" (as defined in Rule 144(a)(1) of the Securities Act) of Harris.

            5.7.2. Each Stockholder hereby acknowledges that because of the restrictions on transfer of the Harris Shares to be issued in connection with this Agreement he or she may have to bear the economic risk of the investment commitment in the Harris Shares for an indefinite period of time, subject to Harris's obligations and Stockholder's registration rights pursuant to Section
7.3. Each Stockholder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of the Harris Shares. In furtherance of the foregoing, and in addition to any restrictions contained in this Agreement and/or the Stockholder Closing Documents, he or she will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any of the Harris Shares unless at such time at least one of the following is satisfied:

                  (a) a registration statement under the Securities Act covering the Harris Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

                  (b) such transaction shall be permitted pursuant to the provisions of Rule 144;

                  (c) counsel representing such Stockholder in each case satisfactory to Harris, shall have advised Harris in a written opinion letter reasonably satisfactory to Harris and its counsel, and upon which Harris and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or

                  (d) an authorized representative of the SEC shall have rendered written advice to such Stockholder (sought by him or her or their counsel with a copy thereof and of all other related communications delivered to Harris) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated.

            5.7.3. Each Stockholder understands that an investment in the Harris Shares involves substantial risks. He or she has been given the opportunity to make a thorough investigation of the proposed activities of Harris and, upon request to Harris, has been furnished with materials relating to Harris and its proposed activities, including, without limitation, the Harris SEC Documents. Each Stockholder has been afforded the opportunity to obtain any additional information deemed necessary by him or her to verify the accuracy of any representations made or information conveyed to them. Each Stockholder confirms that all documents, records and books pertaining to its investment in the Harris Shares and requested by them have been made available or delivered to such Stockholder. Each Stockholder has had an opportunity to ask questions of and receive answers from Harris, or from a person or persons acting on Harris' behalf, concerning the terms and conditions of the Stockholder's investment in the Harris Shares. Each Stockholder has relied upon, and is making its investment decision upon, the Harris SEC Documents, and other information publicly available about Harris.

      5.8 Disclosure.

            5.8.1. No representation or warranty or other statement made by any Stockholder in this Agreement or the Stockholder Closing Documents contains or shall contain any material untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            5.8.2. There is no fact that, to the Knowledge of any Stockholder, has specific application to any Stockholder and that would be reasonably likely to have a Material Adverse Effect on the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement.

             SECTION 6. - REPRESENTATIONS AND WARRANTIES OF HARRIS

      Harris hereby represents and warrants to Wirthlin as follows:

      6.1 Organization and Good Standing. Harris is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      6.2 Authority: No Conflict.

            6.2.1. Upon the execution and delivery by Harris of this Agreement, the Ancillary Agreements to which Harris is a Party, the Harris Corresponding Schedules, the Harris Corresponding Exhibits and any other document to be executed and/or delivered by Harris under this Agreement (collectively, the "Harris Closing Documents"), each of the Harris Closing Documents will constitute the legal, valid, and binding obligation of Harris, enforceable against Harris in accordance with their respective terms. Harris has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Harris Closing Documents to which it is a party and to perform its obligations under this Agreement and the Harris Closing Documents to which it is a party. Such actions have been duly authorized by all necessary corporate action.

            6.2.2. Neither Harris's execution and delivery of this Agreement nor Harris' consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (a) any provision of Harris's Organizational Documents;

                  (b) any resolution adopted by the Harris Board (acting for itself or as member of Merger Sub);

                  (c) any Legal Requirement or Order to which Harris is subject; or

                  (d) any Contract to which Harris is a party or by which Harris may be bound.

      6.3 Certain Proceedings. There is no pending, or to the Knowledge of Harris, Threatened Proceeding against Harris that directly challenges, or is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Harris, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

      6.4 Brokers or Finders. Harris and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      6.5 SEC Filings. Harris has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1, 2001 (such documents, together with any documents filed or furnished during such period by Harris with the SEC on a voluntary basis, the "Harris SEC Documents"). As of their respective dates, the Harris SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Harris SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      6.6 Harris Shares. The Harris Shares to be issued hereunder, when issued by Harris to Stockholders upon a Stockholders' surrender of all Wirthlin Shares held by such Stockholder pursuant to the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) based on Stockholders' representations in Section 5.7, be issued in compliance with all applicable United States federal and state securities laws, and (iii) be free and clear of all Encumbrances except for restrictions pursuant to the Lockup Agreements and restrictions of general application under the United States federal and state securities laws.

      6.7 Disclosure.

            6.7.1. No representation or warranty or other statement made by Harris in this Agreement or the Harris Closing Documents contains or shall contain any material untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            6.7.2. There is no fact that to the Knowledge of Harris has specific application to Harris (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Harris that has not been set forth in this Agreement, Harris SEC Documents or the Harris Corresponding Schedule.

      6.8 Consents. Except as set forth in the Harris Corresponding Schedule, Harris is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                       SECTION 7. - ADDITIONAL AGREEMENTS

      7.1 Directors.

            7.1.1. Effective on the date of the Effective Time, Harris shall cause Richard B. Wirthlin to be appointed as a member of Harris's Board. He shall hold office in accordance with the Organizational Documents of Harris. Subject to the applicable fiduciary obligations of the Harris Board and compliance in all material respects by Richard B. Wirthlin with Harris's policies applicable to all of its directors, in connection with the 2005 annual meeting of Harris' stockholders, the Nominating and Governance Committee of the Harris Board will nominate Richard B. Wirthlin as a director for election by Harris' stockholders to serve an additional three (3) year term on the Harris Board.

            7.1.2. Immediately following the Effective Time, the Harris Board will appoint Dee Allsop and David Richardson to Harris' executive management council.

      7.2 Severance. Harris shall provide at its expense, to all former full-time employees of Wirthlin whose employment is terminated by the Surviving Entity (the "Terminated Wirthlin Employees") on or within six (6) months after the Closing Date, (i) for each employee with the Employment Agreement or an Employment Letter, severance payments in accordance with the Employment Agreement or Employment Letter, as the case may be, (ii) for other full-time employees, at least two (2) weeks severance, and (iii) for all full-time employees, reasonable expenses for out-placing services. Terminated Wirthlin Employees whose employment is terminated more than six (6) months after the Closing Date shall be covered by the Acquired Companies' then existing severance policies as they may have been modified or replaced by Harris which changes (if any) shall take into account such employees' service with the Acquired Companies.

      7.3 Registration Statement on Form S-3.

            7.3.1. Promptly after the Closing, but in no case more than sixty
(60) days following the Closing Date, at its sole cost and expense Harris will file with the SEC a registration statement (the "Registration Statement") on Form S-3 or another appropriate form then available to Harris for the purpose of registering all of the Harris Shares for resale. Thereafter, Harris will use all good faith commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act (taking into account the interest of the Stockholders in having the Registration Statement become effective within 180 days of the Closing Date) as promptly as practicable and to remain continuously effective until the earlier of (i) the second anniversary of the date such Registration Statement is declared effective by the SEC, or (ii) such time at which all of the Harris Shares have been resold.

            7.3.2. Notwithstanding the foregoing, Harris shall have the right upon notice to the Stockholders (the "Delay Right") to delay filing the Registration Statement or withhold efforts to cause the Registration Statement to become effective, (a) if Harris determines in good faith and after consultation with its legal counsel, the chairman of its Board of Directors, and its Lead Director that such registration is reasonably likely to (i) materially interfere with or materially affect the negotiation or completion of any material transaction (the disclosure of which Harris determines in good faith would be reasonably likely to materially impede Harris's ability to consummate such transaction) that is being contemplated by Harris (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (ii) involve initial or continuing disclosure obligations that are reasonably likely to be materially detrimental to the interest of Harris' stockholders (other than as relating solely to the price of the stock of Harris), and (b) for so long as Harris is delayed in receiving any consent required to be given by Grant Thornton LLP with respect to incorporation in the Registration Statement of financial statements of the Acquired Companies audited by them. Additionally, Harris shall have the right (the "Suspension Right") to suspend sales under the Registration Statement, if Harris determines in good faith and after consultation with its legal counsel, the chairman of its Board of Directors, and its Lead Director that it would be materially detrimental to Harris and its stockholders to continue sales under the Registration Statement at such time and therefore Harris has elected to suspend sales of the Harris Shares under the Registration Statement. Harris agrees that it shall not exercise its Delay Right or Suspension Right (as applicable) for more than sixty
(60) consecutive days in any one hundred eighty (180) day period, and not more than ninety (90) days in the aggregate in any twelve (12) month period.

            7.3.3. Harris shall promptly notify the Stockholder Representative upon the occurrence of the following events:

                  (a) the effectiveness of the Registration Statement or any post-effective amendment thereto filed with the SEC;

                  (b) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement;

                  (c) the exercise by Harris of its Delay Right or its Suspension Right as set forth above;

                  (d) Harris' receipt of any notification of the suspension of the qualification of any Harris Shares covered by the Registration Statement for sale in any jurisdiction; or

                  (e) any other event, fact or circumstance that results in the Registration Statement or any prospectus relating to the Harris Shares or any document incorporated by reference therein containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            7.3.4. Stockholders shall immediately cease selling Harris Shares upon their receipt of a notice described in Sections 7.3.3(b), (c) or (e) above and shall immediately cease selling Harris Shares in the relevant jurisdiction upon receipt of a notice described in Section 7.3.3(d). Stockholders shall not resume sales of Harris Shares until receiving notice from Harris that such sales may resume. Harris agrees to use good faith commercially reasonable efforts (taking into account the interests of the Stockholders) to avoid the issuance of and to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the qualification of the Harris Shares in any state or other jurisdiction as soon as practicable.

            7.3.5. Harris shall furnish (at Harris's expense) to Stockholders or their assignees such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Harris Shares held by them.

            7.3.6. Harris agrees to use good faith commercially reasonable efforts (taking into account the interests of the Stockholders) to cause the Harris Shares covered by the Registration Statement to be registered with or approved by such state securities authorities as may be necessary to enable Stockholders to consummate the disposition of such Harris Shares pursuant to the plan of distribution set forth in the Registration Statement; provided, however, that Harris shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 7.3.6 in any particular jurisdiction in which Harris would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless Harris is already subject to service of process in such jurisdiction.

            7.3.7. Subject to Harris' Delay Right and its Suspension Right (including any limitations with respect thereto), if any event, fact or circumstance shall exist or occur (including any event described in Section 7.3.3(e) above), that requires an amendment to the Registration Statement (or other modification with respect to any document incorporated or deemed to be incorporated therein by reference) or supplement to a prospectus relating to the Harris Shares in order to keep the Registration Statement continuously Effective, then immediately upon becoming aware of such event or occurrence, Harris shall notify Stockholders thereof and shall prepare and file with the SEC such post-effective amendments to the Registration Statement or supplements to the prospectus or any other required document as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Harris Shares covered by the Registration Statement.

            7.3.8. Harris shall pay all registration and filing fees, fees and expenses related to compliance with securities or blue sky laws, printing expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Harris and all independent certified public accountants and other persons retained by Harris and incurred in connection with the registration, qualification or compliance of the Harris Shares as set forth above. All other expenses incurred in connection with the sale of Harris Shares by any Stockholder shall be borne by such Stockholder. Without limiting the foregoing, each Stockholder shall pay the fees and disbursements of its own counsel, if any.

            7.3.9. Each Stockholder shall furnish to Harris such information as Harris may reasonably request and as shall be required in connection with the registration of the Harris Shares and related proceedings set forth above.

      7.4 Tax Treatment. Each of Harris, Wirthlin, Stockholders, and Merger Sub shall use its commercially reasonable best efforts to cause the Contemplated Transactions to qualify, and will not take or fail to take any actions which could reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that no Party shall be liable to any other Party for any failure of the Contemplated Transactions to so qualify. Harris will not elect to treat Merger Sub as a corporation for tax purposes.

      7.5 Customer and other Business Relationships. During the twelve (12) months following the Closing, Stockholders will provide reasonable cooperation in connection with the efforts of the Surviving Entity and the Acquired Companies and upon the reasonable request of Harris to continue and maintain for the benefit of the Surviving Entity and/or the Acquired Companies those business relationships of the Acquired Companies existing prior to the Closing and relating to the business to be operated by the Surviving Entity and the Acquired Companies after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others.

      7.6 Retention of and Access to Records. Harris and the Surviving Entity shall retain for a period consistent with Harris's record-retention policies and practices those records of the Acquired Companies delivered to Harris and the Surviving Entity. Harris also shall provide the Stockholders Representative reasonable access thereto, during normal business hours and on at least three
(3) Business Days' prior written notice, including to enable Stockholders to prepare financial statements or Tax Returns or deal with tax audits. Through and including the date three (3) years after the Effective Time, Harris will give reasonable written notice to Stockholders before transferring, destroying, or discarding any records of Stockholders and the Acquired Companies previously delivered to Harris. Harris will allow Stockholders to copy or take possession of any such records if Stockholders so request and do so at Stockholders' expense within thirty (30) days after the notice is given. After the expiration of that 30-day period, Harris may transfer, destroy, or discard any such records that Stockholders have not so taken.

      7.7 Majority Stockholder Assets. During the one-year period commencing on the Closing Date, the Wirthlin Family Trust will maintain unencumbered assets with a then current value of at least $5,000,000 at all times. During the one-year period commencing on the first annual anniversary of the Closing Date, the Wirthlin Family Trust will maintain unencumbered assets with a then current value of at least $7,500,000 at all times. Upon request by Harris from time to time, which requests will not be made more than once during any six-month period, the Wirthlin Family Trust will provide a letter from its accountant, bank, or other reasonably reliable source confirming that there are sufficient assets in the Wirthlin Family Trust to meet the requirements of this Section
7.7. Notwithstanding this Section 7.7, the assets in the Wirthlin Family Trust may pass to various successor trusts as provided in the "Restatement of Wirthlin Family Trust" dated February 11, 1997 upon the death of Richard B. Wirthlin and/or Jeralie Mae Wirthlin, provided that one or more such successor trusts with sufficient net worth expressly assume the obligations of the Wirthlin Family Trust under this Agreement.

      7.8 Employment Agreement Amendments. The Stockholders shall strongly encourage and seek to cause each of the Acquired Companies' U.S. Contracted Employees to acknowledge in writing his or her consent to the Employment Letter delivered by Harris to him or her.

      7.9 Consents and Waivers. The Stockholders and Harris shall cooperate fully with each other in using commercially reasonable efforts (i) to obtain all consents, and to cause to be given all notices, described in Wirthlin Corresponding Schedule 4.3, and (ii) to obtain waivers of all breaches and defaults described in Wirthlin Corresponding Schedule 4.2(e).

      7.10 Grant Thornton Consents. The Stockholders shall cooperate with Harris in obtaining from Grant Thornton LLP consents to incorporate the Acquired Companies' financial statements previously audited by Grant Thornton LLP into Harris's filings with the Securities and Exchange Commission.

      7.11 Further Actions; Power of Attorney.

            7.11.1. The Parties will cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will, as another other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions:

                  (a) furnish upon request to each other such requested further information;

                  (b) execute and deliver to each other such requested other documents;

                  (c) cooperate with their respective counsel in the contest or defense of, and make available their personnel and provide any testimony and access to their books and records in connection with, any Proceeding involving or relating to any Contemplated Transaction;

                  (d) cooperate in all reasonable respects in preparation and execution of any information, reports, returns, or other filings with any Governmental Body related to any of the Acquired Companies or their businesses prior to the Effective Time, or the transactions contemplated hereby; and

                  (e) do such other acts and things, as another Party may reasonably request for the purpose of carrying out (including any event described in Section 7.3.3(e) above) the intent of this Agreement and the Contemplated Transactions.

            7.11.2. In furtherance of Section 7.11.2, if at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Entity its respective right, title or interest in, to or under any of the rights, properties or assets of Wirthlin, or (ii) otherwise carry out any Contemplated Transaction, Wirthlin and its officers and directors (in their capacity as officers and directors of Wirthlin) shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Entity, as the case may be, and otherwise to carry out the purposes of the Merger and the Contemplated Transactions, and the officers and directors of the Surviving Entity are authorized in the name of Wirthlin or otherwise to take any and all such action.

                     SECTION 8. - INDEMNIFICATION; REMEDIES

      8.1 Survival; Right to Indemnification not Affected by Knowledge. Subject to Section 8.4, (i) all representations, warranties, covenants, and obligations of Wirthlin in the Wirthlin Closing Documents, (ii) all representations, warranties, covenants, and obligations of Stockholders in the Stockholder Closing Documents, and (iii) all representations, warranties, covenants, and obligations of Harris in the Harris Closing Documents, will survive the Closing and the consummation of the Contemplated Transactions. The right to indemnification, reimbursement or other remedy based upon any such representation, warranty, covenant, or obligation will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based on such representation, warranty, covenant or obligation unless such waiver makes express reference to this Section 8.

      8.2 Indemnification and Reimbursement by Stockholders. Subject to Sections
8.4.1 and 8.5, each of Stockholders (with respect to their ownership percentages as of the Closing) will indemnify and hold harmless Harris, the Acquired Companies, the Surviving Entity, and their respective Representatives, shareholders, subsidiaries, controlling persons, and affiliates (collectively, the "Harris Indemnified Persons") for, and will pay to Harris Indemnified Persons the amount of any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, but not including incidental or consequential damages, whether or not involving a Third-Party Claim (collectively, "Damages"), arising, directly or indirectly (but in the case of Damages arising directly or indirectly in part from or in connection with any of Sections 8.2.1 or 8.2.4 and in part from other circumstances, only in proportion to the portion of the Damages arising from or in connection with any of Sections 8.2.1 or 8.2.4), from or in connection with:

            8.2.1. any Breach of any representation or warranty made by Wirthlin and/or Stockholders in the Wirthlin Closing Documents and/or the Stockholder Closing Documents;

            8.2.2. any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with any Stockholder, Wirthlin or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

            8.2.3. any failure to give any notice or obtain any consent required by any real property lease described in Wirthlin Corresponding Schedule 4.3, or any failure to obtain a waiver of any breaches or defaults described in Wirthlin Corresponding Schedule 4.2(e) related to any such real property lease, but specifically limited to the amount of any direct and unmitigated (Harris using commercially reasonable efforts to so mitigate) costs to Harris, including landlord consent fees, legal fees and disbursements of counsel to Harris and any landlord, increases in rent, and out-of-pocket moving and relocation costs;

            8.2.4. any untrue statement of a material fact contained in any registration statement or prospectus relating to the Harris Shares, or any amendment or supplement thereto, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but limited by and only to the extent, that such untrue statement or omission is made in such registration statement or prospectus solely from and in conformity with information furnished in writing to Harris by a Stockholder prior to the Effective Time for inclusion therein, or arising out of or based on a Stockholder's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after Harris has furnished such Stockholder with a sufficient number of copies of the same.

For the avoidance of doubt Damages do not include liabilities or expenses fully reflected in the Closing Balance Sheet. Subject to Section 8.11, the remedies provided in this Section 8.2 will be the sole and exclusive remedies that are available to Harris Indemnified Persons under this Agreement.

      8.3 Indemnification and Reimbursement by Harris. Subject to Sections 8.4.2 and 8.6, Harris will indemnify and hold harmless Stockholders for, and will pay to Stockholders (with respect to their ownership percentages as of the Closing) for any Damages arising from or in connection (but in the case of Damages arising in part from or in connection with any of Sections 8.3.1 or 8.3.3 and in part from other circumstances, only in proportion to the portion of the Damages arising from or in connection with any of Sections 8.3.1 or 8.3.3)with:

            8.3.1. any Breach of any representation or warranty made by Harris in the Harris Closing Documents;

            8.3.2. any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with Harris (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

            8.3.3. any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to Harris or the Harris shares, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Harris will not be liable in any such case only to the extent of any Damages that arise out of or are based on any untrue statement or omission based upon and in conformity with information furnished in writing to Harris by a Stockholder for inclusion therein prior to the Effective Time.

Subject to Section 8.11, the remedies provided in this Section 8 will be the sole and exclusive remedies that are available to the Stockholders under this Agreement.

      8.4 Time Limitations Related to Representations and Warranties.

            8.4.1. Pursuant to and within the terms of this Agreement, Stockholders will have liability (for indemnification or otherwise) with respect to any Breach covered by Section 8.2 only if Harris notifies the Stockholder Representative and Escrow Agent of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Harris on or before the date two years after the Closing Date, or if later (but not more than thirty
(30) days later), the date on which Harris's independent auditors deliver Harris's audited financial statements for its fiscal year ending June 30, 2006 to Harris; provided, however,

                  (a) claims for applicable Damages may be made at any time within any applicable statute of limitations if made with respect to Section 4.12, Section 4.20, and/or Section 5.7, and

                  (b) claims for applicable Damages may be made at any time if made with respect to any Breach covered by Section 5.4, and

                  (c) claims for applicable Damages may be made at any time, but not later than ninety (90) days, after the total amount of any such Damages is fully and finally established with respect to the Virginia Lawsuit.

            8.4.2. Pursuant to and within the terms of this Agreement, Harris will have liability (for indemnification or otherwise) with respect to any Breach covered by Section 8.3 as to which a claim may be made only if the Stockholder Representative notifies Harris of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Stockholders on or before the date two years after the Closing Date, or if later (but not more than thirty (30) days later), the date on which Harris's independent auditors deliver Harris's audited financial statements for its fiscal year ending June 30, 2006 to Harris; provided, however, claims for applicable Damages may be made at any time if made with respect to Section 6.6.

      8.5 Stockholders Threshold and Cap.

            8.5.1. The Stockholders will have no liability (for indemnification or otherwise) with respect to claims under Section 8.2.1 and 8.2.4 until the aggregate total of all Damages exceeds $250,000; provided, however, that once such claims exceed $250,000 in the aggregate, then Stockholders and Wirthlin will be liable for all Damages within the terms of Section 8.2.1 and 8.2.4, as applicable. Notwithstanding the foregoing, Stockholders will be liable for all
Damages:

                  (a) relating to any intentional or fraudulent Breach of any of Wirthlin's and/or Stockholders' representations and warranties,

                  (b) for a breach of the representations and warranties contained in Section 4.9, 4.12 (including the Thin Capitalization Issue, the PAYE Issue, the Gold Payment Issue and the Expatriate Issue), and 5.4, and

                  (c) any Damages in excess of applicable insurance coverage relating to the Virginia Lawsuit.

            8.5.2. Notwithstanding anything to the contrary in this Section 8, the Stockholders will have no liability (for indemnification or otherwise) with respect to claims under Sections 8.2.1 and 8.2.4 for Damages (on a cumulative basis) in excess of $5,000,000; provided, however, that this limitation of liability will not apply to:

                  (a) any Breach of a representation or warranty under Section
5.4 and such Damages shall not be included within such cap,

                  (b) any Breach of a representation or warranty under Sections
4.12 (including the Thin Capitalization Issue, the PAYE Issue, the Gold Payment Issue and the Expatriate Issue), 4.20, and 5.7 but such Damages shall still be included within and up to such cap, and

                  (c) any Damages in excess of applicable insurance coverage relating to the Virginia Lawsuit and such Damages shall not be included within such cap.

In any case, such aggregate cap shall not affect nor be impacted by the amount of Accounts Receivable and Unbilled Receivables in excess of the Bad Debt Reserve that are not collected by the second anniversary of the Closing Date pursuant to the terms of Section 4.9.

      8.6 Harris Threshold and Cap.

            8.6.1. Harris will have no liability (for indemnification or otherwise) with respect to claims under Section 8.3.1 with the exception of claims related to Section 6.6, until the aggregate total of all Damages with respect to such matters exceeds $250,000; provided, however, that once such claims exceed $250,000 in the aggregate, then Harris will be liable for all Damages within the terms of Section 8.3.1. Notwithstanding the foregoing, Harris will be liable for all Damages relating to any intentional or fraudulent Breach of any of Harris's representations and warranties, and (ii) for all Damages for a breach of the representations and warranties contained in Section 6.6.

            8.6.2. Notwithstanding anything to the contrary in this Section 8, Harris will have no liability (for indemnification or otherwise) with respect to claims under Section 8.3.1 and 8.3.3 for Damages (on a cumulative basis) in excess of $5,000,000; provided, however, that this limitation of liability will not apply to any Breach of a representation or warranty under Section 6.6.

      8.7 Claims Against the Stockholders. Claims against Stockholders for indemnification pursuant to this Section 8 and for Damages pursuant to Section 8.11, shall be made in the manner provided in the Escrow Agreement, and any such indemnification shall be paid first from the Escrow Deposit; provided, however, that if the Escrow Deposit has been fully depleted, the Stockholders shall remain liable all within the terms of this Section 8 for the amount of any deficiency, and notice of any claims not covered by the remaining amount of the Escrow Deposit must be asserted by timely notice to the Stockholder Representative by Harris. Notwithstanding the foregoing, in the event that Damages pursuant to Section 8.11 are related to breach of a covenant or agreement by one or more, but not all, of the Stockholders, the amount of such Damages to be paid from the Escrow Deposit with respect to each breaching Stockholder (the "Breaching Stockholder") shall not exceed the amount computed as follows: (a) the total amount of the original Escrow Deposit, minus (b) the amount of such original Escrow Deposit previously distributed, if any, to either Harris or to all Stockholders, but not including distributions, if any, (i) made to Harris with respect to Breaching Stockholders if not made as part of a distribution in which all of the Stockholders are Breaching Stockholders, and
(ii) made to all Stockholders in the same proportions as all such Stockholders' respective proportionate interests in the Wirthlin Shares ("Proportionate Share"), multiplied by (c) the percentage of the Wirthlin Shares owned by the Breaching Stockholder immediately prior to the Closing, minus (d) any amount previously distributed to Harris with respect to the applicable Breaching Stockholder if not made as part of a distribution in which all of the Stockholders are Breaching Stockholders. For the avoidance of doubt, it is the intention of the Parties that no Stockholder's Proportionate Share of the Escrow Deposit shall be distributed in connection with any breach of a covenant or agreement by another Stockholder. Once any Stockholder's Proportionate Share of the Escrow Deposit has been fully depleted, such Stockholder shall remain directly and individually liable within the terms of this Section 8 for the amount of any deficiency.

      8.8 Claims Against Harris. Claims for indemnification pursuant to this
Section 8 must be asserted by timely notice to Harris from the Stockholder Representative.

      8.9 Third Party Claims.

            8.9.1. Subject specifically to Section 8.4 and as otherwise set forth in this Section 8, if a Person entitled to indemnity under Section 8.2 or
8.3 (an "Indemnified Person") receives notice of the assertion of a Third Party Claim that may give rise to a claim against a Person obligated to indemnify the Indemnified Person under this Section 8 (an "Indemnifying Person"), then the Indemnified Person will promptly give notice of the assertion of the Third Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of the Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 8, except to the extent that the Indemnifying Person demonstrates that the failure or delay actually and materially prejudices the defense of the Third-Party Claim.

            8.9.2.

                  (a) The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim in respect of which notice has been given pursuant to Section 8.9.1. In addition, the Indemnifying Person may elect (in its sole and absolute discretion) to assume the sole defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person (with any objection by the Indemnified Person being limited to counsel's competency in such matter or any conflict of interest of such counsel) by (i) giving written notice to the Indemnified Person of its election to so assume the defense of the Third Party Claim, and (ii) giving the Indemnified Person evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Section 8, in each case no later than fifteen (15) Business Days after the Indemnified Person gives notice of the Third Party Claim under Section 8.9.1.

                  (b) If the Indemnifying Person elects to assume the sole defense of a Third Party Claim pursuant to Section 8.9.2(a), then: (i) it will not be liable to the Indemnified Person for its fees or expenses subsequently incurred in connection with the defense of the Third Party Claim other than reasonable costs of investigation; (ii) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to indemnification under and within the terms of this Agreement for the entirety of any and all Damages arising from such Third Party Claim; (iii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person's consent, which shall not be unreasonably or untimely withheld, unless (A) there is no finding or admission of any violation by the Indemnified Person of any applicable Legal Requirements or any rights of any applicable Person, (B) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third-Party bringing the Third-Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iv) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                  (c) If the Indemnifying Person does not assume the sole defense of a Third Party Claim in the manner provided in Section 8.9.2(a), then the Indemnifying Person shall indemnify the Indemnified Person against any Damages within the terms and conditions of this Section 8 with respect to the conduct of and any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person so long as such Indemnified Person has conducted such defense and, if applicable, settled or compromised in good faith.

            8.9.3. Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may materially and adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person (within sixty (60) days of the original notice provided by the Indemnified Party under Section 8.9.1), assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably or untimely withheld).

            8.9.4. Notwithstanding the provisions of Section 9.5, the Indemnifying Person hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Indemnifying Person with respect to such a claim anywhere in the world.

            8.9.5. With respect to any Third-Party Claim subject to indemnification under this Section 8:

                  (a) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and related Proceedings at all stages thereof where such Person is not represented by its own counsel; and

                  (b) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense any Third Party Claim.

            8.9.6. With respect to any Third Party Claim subject to indemnification under this Section 8, the Parties agree to cooperate in such manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that:

                  (a) it will use its commercially reasonable best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure); and

                  (b) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

      8.10 Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Section 8, as applicable, shall be enforceable regardless of whether Liability, subject to the express and applicable provisions of the relevant representation, warranty, covenant, or obligation hereunder, is based upon past, present or future acts, claims or legal requirements (including any past, present or future environmental law, fraudulent transfer act, occupational safety and health law or products liability, securities or other legal requirement) and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the person seeking indemnification or the sole or concurrent strict liability imposed upon the person seeking indemnification.

      8.11 Violation of Covenants. Notwithstanding anything to the contrary contained in this Agreement (but subject to Sections 8.2 and 8.3, as applicable, with respect to representations and warranties under this Agreement), each of Stockholders and Harris respectively shall be entitled to exercise any and all legal and equitable rights and remedies available to them at any time with respect to breach of any covenant or agreement in the Wirthlin Closing Documents, the Stockholder Closing Documents, and the Harris Closing Documents.

                           SECTION 9. - MISCELLANEOUS

      9.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided, however, that Wirthlin may pay all such fees and expenses for and on behalf of the Stockholders. All such Wirthlin fees and expenses, for itself and paid on behalf of Stockholders, shall be accrued in the Closing Balance Sheet.

      9.2 Incorporation by Reference. The Harris Corresponding Schedule, the Wirthlin Corresponding Schedule, the Harris Corresponding Exhibits, the Wirthlin Corresponding Exhibits, and the Confidentiality Agreement are each hereby incorporated into and made a part of this Agreement by reference thereto.

      9.3 Public Announcements. Any public announcement, press release or similar publicity with respect to the Merger, if at all, at such time and in such manner as the parties mutually agree, provided, however, that Harris shall be entitled to make, without Wirthlin's agreement, any disclosure and/or filing relating to the Closing that is required by law after making good faith efforts to consult with Wirthlin to the greatest extent reasonably practical in light of the then existing circumstances and legal requirements. Except with the prior written consent of the other Parties hereto or as expressly permitted by this Agreement, no Party hereto nor any of their respective Representatives shall disclose any information to any Person that is not permitted to be disclosed under the Confidentiality Agreement. Wirthlin, Stockholders and Harris will reasonably consult with each other concerning the means by which the Acquired Companies' employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Harris will have the right to be present for any such communication.

      9.4 Notices. All notices, Consents, waivers, notifications, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment and confirmed by hard copy mailed by regular mail the same day; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Stockholders:                As set forth in Wirthlin Corresponding
                                    Exhibit 9.4.

If to Stockholder Representative:  Stockholder Representative

                                   Attention: Dr. Richard B. Wirthlin
                                   406 West South Jordan Parkway
                                   Suite 550
                                   South Jordan, Utah 84095
                                   Facsimile: 801-523-2713
                                   Email: rwirthlin@wirthlin.com

If to Wirthlin:                    Wirthlin Worldwide, Inc.
                                   1920 Association Drive
                                   Suite 500
                                   Reston, Virginia 20191
                                   Attention:  Joel White
                                   Facsimile:  703-832-8965
                                   Email: jwhite@wirthlin.com

With a required copy in
order to be effective to:          Latham & Watkins
                                   633 West Fifth Street
                                   Suite 4000
                                   Los Angeles, California 90071
                                   Attention: Richard L. Wirthlin, Esq.
                                   Facsimile: 213-891-8763
                                   Email: richard.wirthlin@lw.com

If to Harris or Merger Sub:        Harris Interactive Inc.
                                   135 Corporate Woods
                                   Rochester, New York 14623
                                   Attention: Bruce A. Newman
                                   Facsimile: 585-272-7258
                                   Email: bnewman@harrisinteractive.com

With a required copy in
order to be effective to:          Harris Beach LLP
                                   99 Garnsey Road
                                   Pittsford, New York 14534
                                   Attention:  Beth Ela Wilkens, Esq.
                                   Facsimile: 585-419-8818
                                   Email: bwilkens@harrisbeach.com

A copy of any notice provided to Latham & Watkins or Harris Beach LLP hereunder shall not, in itself, constitute legal notice hereunder.

      9.5 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the state or federal courts sitting in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any Party anywhere in the world.

      9.6 Waiver; Remedies Cumulative; Stockholder Representative. Except as otherwise expressly provided herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Except as expressly set forth herein otherwise, neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate to modify or as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Notwithstanding anything to the contrary contained herein, as to matters for which this

Agreement specifies notice or action to, with, or by the Stockholder Representative, the Stockholders shall be bound in the same manner as the Stockholder Representative.

      9.7 Entire Agreement and Modification. This Agreement (including the documents incorporated herein by reference), the Harris Closing Documents, the Wirthlin Closing Documents, the Stockholder Closing Documents, and all other documents delivered pursuant to this Agreement constitute the complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including that certain letter of intent dated July 22, 2004. This Agreement (including the documents incorporated herein by reference) may not be amended, supplemented or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

      9.8 Corresponding Schedules; Definitions.

            9.8.1. The information in the Wirthlin Corresponding Schedule, the Wirthlin Corresponding Exhibit, the Harris Corresponding Schedule and the Harris Corresponding Exhibit constitute (i) exceptions to particular representations, warranties, covenants and obligations herein of the Party providing such disclosure schedule to the extent and only to the extent as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The statements in the Wirthlin Corresponding Schedule, the Wirthlin Corresponding Exhibit, the Harris Corresponding Schedule and the Harris Corresponding Exhibit relate only to the provisions in the Section of this Agreement to which they expressly relate or to which they are expressly cross-referenced and not to any other provision in this Agreement. Except for matters set forth in the Wirthlin Corresponding Schedule, the Wirthlin Corresponding Exhibit, the Harris Corresponding Schedule, and/or the Harris Corresponding Exhibit related to the particular applicable section of this Agreement, in the event of any inconsistency between the statements in this Agreement and those in the Wirthlin Corresponding Schedule, the Wirthlin Corresponding Exhibit, the Harris Corresponding Schedule and/or the Harris Corresponding Exhibit, the statements in this Agreement will control.

            9.8.2. The words and phrases defined in this Agreement have the same meaning, and may be used, in the Wirthlin Corresponding Schedule, the Harris Corresponding Schedule, the Wirthlin Corresponding Exhibits and the Harris Corresponding Exhibits unless specifically provided to the contrary therein.

      9.9 Assignments, Successors, and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that (i) Harris may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Harris provided that Harris shall remain primarily liable hereunder, and (ii) in connection with any transfer of shares in conformity with the terms set forth elsewhere in this Agreement, a Stockholder may assign its rights under Section 6.6 and 7.3 (subject to Section
8) to a party that assumes all of such Stockholder's obligations related thereto provided that the Stockholder shall remain primarily liable hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.9. No assignment by operation of law due to a merger or consolidation, and no change of control, shall be deemed to be an assignment hereunder.

      9.10 Severability. If any non-essential provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      9.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. Harris, Wirthlin, and each of the Stockholders acknowledge that they have been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against any Party as draftsperson.

      9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      9.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.

      9.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   HARRIS INTERACTIVE INC.

                                   By:  /s/ Robert E. Knapp
                                        --------------------------
                                   Its: Vice Chairman and CEO
                                        --------------------------


                                   WIRTHLIN WORLDWIDE, INC.

                                   By:  Richard B. Wirthlin
                                        --------------------------
                                   Its: Founder
                                        --------------------------


                                   CAPITOL MERGER SUB, LLC

                                   By: Harris Interactive Inc., Its Sole Member

                                   By:  /s/ Robert E. Knapp
                                        --------------------------
                                   Its: Vice Chairman and CEO
                                        --------------------------

         This Agreement and Plan of Merger has been signed by the following persons (individual signature pages have been omitted):


                              Wirthlin Family Trust
                              White Family Living Trust
                              David Richardson
                              Dorothy Peterson
                              John Kennedy
                              James Hoskins
                              Hakan Atak
                              Dee Allsop
                              Joel White (solely for purposes of Section 2.7.4)